Exhibit 4.1

EXECUTION VERSION

SENIOR SECURED NOTES INDENTURE

Dated as of July 13, 2010

Among

POSTMEDIA NETWORK INC.

POSTMEDIA NETWORK CANADA CORP.

and

THE BANK OF NEW YORK MELLON,

as Trustee

BNY TRUST COMPANY OF CANADA,

as Collateral Agent

12.50% SENIOR SECURED NOTES DUE 2018

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	10.02(c)
(b)(2)	7.06;7.07
(c)	7.06;13.02
(d)	7.06
314(a)	4.03; 4.04; 13.02; 13.05
(b)	10.07(c)
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	10.02; 10.07(c)
(e)	13.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05;13.02
(c)	7.01(a)
(d)	7.01(c)
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	1.05(e)
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

-i-

-ii-

-iii-

Appendix A	Provisions Relating to Initial Notes and Additional Notes

Exhibit A	Form of Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit D	Form of Supplemental Indenture to be Delivered by National Post Inc. on the Issue Date

-iv-

INDENTURE, dated as of July 13, 2010, among Postmedia Network Inc., a corporation incorporated under the Canada Business Corporations Act (the “Issuer”), Postmedia Network Canada Corp., a corporation incorporated under the Canada Business Corporations Act (“Holdings”), and The Bank of New York Mellon, as Trustee, and BNY Trust Company of Canada, as Collateral Agent.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of and issue of US$275,000,000 aggregate principal amount of 12.50% Senior Secured Notes due 2018 (the “Initial Notes”); and

WHEREAS, Holdings has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, Holdings, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“ABL Agent” means the collateral agent under the ABL Facility.

“ABL Collateral” means ABL Priority Collateral, as defined in the ABL Intercreditor Agreement in effect on the Issue Date.

“ABL Facility” means the Revolving Credit Agreement, dated as of the Issue Date, among the Issuer, Holdings, the subsidiary guarantors parties thereto, the lenders parties thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent, co-syndication agent, joint collateral agent and paying agent, JPMorgan Chase Bank, N.A., as co-syndication agent, Wells Fargo Capital Finance Corporation Canada, as joint collateral agent and co-documentation agent, Royal Bank of Canada, as co-documentation agent, and Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities Inc. as joint lead arrangers and joint bookrunners, as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Facility or one or more other credit or other agreements or indentures entered into from time to time).

“ABL Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date among the Collateral Agent, on behalf of itself and the Holders, the Term Loan Agent and the ABL Agent, and as acknowledged by the Issuer, Holdings and National Post, as the same may be amended, supplemented or otherwise modified from time to time.

“ABL Obligations” means Indebtedness outstanding under the ABL Facility that is secured by a Permitted Lien described under clause 33(B) of the definition thereof, and all other Obligations (not constituting Indebtedness) of the Issuer or any Guarantor under the ABL Facility.

“Acquired Indebtedness” means, with respect to any Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person is merged or consolidated with the Issuer or a Restricted Subsidiary or becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged or consolidated with the Issuer or a Restricted Subsidiary or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition” means the purchase by the Issuer of certain assets and property and the assumption of certain liabilities relating to the business of Canwest Books Inc., Canwest (Canada) Inc., Canwest Limited Partnership/Canwest Société En Commandite and Canwest Publishing Inc./Publications Canwest Inc. and the shares of National Post pursuant to the Asset Purchase Agreement.

“Additional Assets” means (1) non-current assets and property (including any such assets acquired by capital expenditures but excluding Indebtedness and Capital Stock) that shall be used or useful in a Related Business by the Issuer or a Restricted Subsidiary or (2) all or substantially all the assets of a Related Business or a majority of the Voting Stock of any Person engaged in a Related Business that shall become on the date of acquisition thereof a Guarantor.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to (i) vote 10% or more of the votes entitled to be cast by all securities having ordinary voting power for the election of directors (or persons performing similar functions) or (ii) direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, as determined by the Issuer with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on July 15, 2014 (such redemption price being set forth in Section 3.07), plus (ii) the remaining required interest payments due on such Note through July 15, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal of such Note.

“Asset Disposition” means any direct or indirect sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or local ownership shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Issuer or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Guarantor that is a Restricted Subsidiary or by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary; provided that in the case of a disposition by a Restricted Subsidiary to another Restricted Subsidiary, the Issuer directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor; provided, further, that in the case of a transfer of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act or other similar statute or regulation of the relevant jurisdictions;

(2) the disposition of Cash Equivalents or the voluntary termination of Hedging Obligations;

(3) a disposition of inventory sold, leased, assigned, conveyed, transferred, licensed, exchanged or disposed of in the ordinary course of business;

(4) a disposition of used, obsolete, worn out, damaged or surplus equipment or equipment or assets that are no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a Wholly Owned Restricted Subsidiary;

(7) for purposes of Section 4.10 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Issuer or the Restricted Subsidiaries) or a disposition subject to Section 4.07;

(8) dispositions of Capital Stock of a Restricted Subsidiary or property or other assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $5.0 million;

(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10) the sale or discount of receivables arising in the ordinary course of business or which is customary in the industry;

(11) the licensing or sublicensing of patents, trade secrets, know-how and other intellectual property, know-how or other general intangibles and licenses, leases or subleases of other property in each case in the ordinary course of business (other than any perpetual licensing or exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the Holders of the Notes to realize the benefits of, and intended to be afforded by, the Collateral) which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries as operated immediately prior to the granting of such license, lease or sublease;

(12) dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(13) solely with respect to clauses (a)(i) and (ii) and (b)(i) and (ii) of Section 4.10, foreclosure on assets or transfers by reason of eminent domain;

(14) any sale of Capital Stock, Indebtedness or other securities, of an Unrestricted Subsidiary;

(15) a Sale/Leaseback Transaction that is made for cash consideration in an amount not less than the cost of the underlying fixed or capital asset and is consummated within 270 days after the Issuer or any Restricted Subsidiary acquires or completes the acquisition of such fixed or capital asset;

(16) the receipt by the Issuer or any Restricted Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;

(17) operating leases in the ordinary course of business;

(18) the surrender or waiver of contract rights or litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind;

(19) the contribution of any real property (including, without limitation, land, buildings and fixtures) by the Issuer or any of its Restricted Subsidiaries to a pension plan to satisfy funding obligations of the Issuer or any of its Restricted Subsidiaries under such plan;

(20) the transfer of improvements, additions or alterations in connection with the lease of any property;

(21) dispositions of real property and related assets in the ordinary course of business in connection with relocation activities of directors, officers or members of management or employees of the Issuer and its Restricted Subsidiaries; and

(22) disposition of assets that are made subject to Indebtedness pursuant to clause (8) of Section 4.09(b) within 270 days after the acquisition, construction, lease or improvement of the asset financed.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of May 10, 2010, among Holdings, CW Acquisition Limited Partnership, Canwest Books Inc., Canwest (Canada)

Inc., Canwest Limited Partnership/Société en Comandite and Canwest Publishing Inc./Publications Canwest Inc., relating to the Acquisition, as assigned and amended by the Assignment and Amending Agreement, dated as of June 10, 2010, among Holdings, CW Acquisition Limited Partnership, the Issuer, Canwest Books Inc., Canwest (Canada) Inc., Canwest Limited Partnership/Société en Comandite and Canwest Publishing Inc./Publications Canwest Inc.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, (1) if such Sale/Leaseback Transaction does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP or (2) if such Sale/Leaseback Transaction constitutes a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means any applicable law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization in bankruptcy or insolvency or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, Title 11, U.S. Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or Toronto, Canada are authorized or required by law to close.

“Capital Stock” of any Person means (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into any of the foregoing.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) US dollars or Canadian dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States Government or Canada or any agency or instrumentality of the United States of America or Canada (provided that the full faith and credit of the United States of America or Canada, as applicable, is pledged in support thereof);

(3) marketable general obligations issued by any state of the United States of America or any province or territory of Canada or any political subdivision thereof or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from S&P, “A2” or better from Moody’s or “A” or better from DBRS;

(4) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank or Canadian chartered bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” (or the equivalent thereof) by S&P, “A2” (or the equivalent thereof) by Moody’s or “A” by DBRS or (y) the short term commercial paper of such commercial bank or its parent company or Canadian chartered bank is rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by S&P or “P-1” (or the equivalent thereof) by Moody’s or R-1 (middle) by DBRS, and having combined capital and surplus in excess of US$1,000,000,000;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above, entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by S&P or “P-1” (or the equivalent thereof) by Moody’s or R-1 (middle) by DBRS, or carrying an equivalent rating by a nationally recognized statistical rating organization, if any of such Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States or Canada to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(8) interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above (but excluding for purposes of this clause (8), money market funds that invest primarily in auction rate securities); and

(9) money market funds that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” by S&P or “Aaa” by Moody’s or “AAA” by DBRS and (iii) have portfolio assets of at least US$5.0 billion.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections (13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(2) the first day on which a majority of the members of the Board of Directors of the Issuer or any of its direct or indirect parent companies are not Continuing Directors;

(3) the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer, any of its direct or indirect parent companies and their respective Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the Issuer ceases to be a Wholly Owned Subsidiary of Holdings (except in a transaction consummated in accordance with Section 5.01).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Guarantees pursuant to the Collateral Documents.

“Collateral Account” means, collectively, any segregated accounts under the control of the Collateral Agent and the Credit Agents that are free from all other Liens, and includes all cash and Cash Equivalents received from sales of Additional Notes, Asset Dispositions of Collateral, Recovery Events, foreclosures on or sales of Collateral or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, and interest earned thereon.

“Collateral Agent” means BNY Trust Company of Canada, acting in its capacity as collateral agent under the Collateral Documents, or any successor thereto.

“Collateral Documents” means Mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, hypothecs, agency agreements and any other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Secured Parties.

“Commodity Agreement” means any commodity futures contract, commodity option, commodity swap agreement, commodity collar agreement, commodity cap agreement or other similar agreement or arrangement entered into in the ordinary course of business by the Issuer or any Restricted Subsidiary.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation expense; plus

(d) consolidated amortization expense; plus

(e) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (including any impairment charges or the impact of purchase accounting) (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(f) any non-cash compensation expense realized for grants of restricted stock, performance shares, stock options or other rights to officers, directors and employees of the Issuer or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Issuer (other than Disqualified Stock); plus

(g) any fees, charges or other expenses made or Incurred in connection with any actual Investment, asset sale, acquisition, recapitalization or issuance of Capital Stock or Incurrence of Indebtedness or any amendment or modification of Indebtedness (including as a result of Statement of Financial Accounting Standards 141R or any analogous standards or principles of GAAP) permitted under this Indenture and deducted (and not added back) in calculating Consolidated Net Income; plus

(h) the amount of any restructuring charges (including lease termination, severance and relocation expenses), integration costs or other business optimization expenses or reserves or other non-recurring, unusual or extraordinary charges or expenses deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) all charges and losses in connection with the extinguishment of Indebtedness (including letters of credit and hedging arrangements) to the extent deducted (and not added back) in such period in calculating Consolidated Net Income;

(2) decreased (without duplication) by:

(a) non-cash items and non-cash gains increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period); and

(b) other non-recurring, unusual or extraordinary items to the extent increasing Consolidated Net Income for such period; and

(c) all gains associated with the extinguishment of debt (including letters of credit and hedging arrangements) to the extent increasing Consolidated Net Income for such period; and

(3) increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a) any non-cash net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815—“Derivatives and Hedging Overview” or any analogous standards or principles of GAAP;

(b) all unrealized gains and losses relating to financial instruments to which fair market value accounting is applied;

(c) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(d) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (i) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary (other than a Subsidiary Guarantor) was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (i) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period (and including in the case of the Issuer (without duplication), taxes determined as if it were a taxpayer for purposes of the Income Tax Act (Canada) and any other applicable tax legislation), taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, federal, provincial, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the interest expense of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capitalized Lease Obligations that are allocable to interest expense, excluding (y) any write-offs of capitalized fees under the Credit Facilities and all amendments thereto and (z) all non-cash charges for the amortization original issue discount with respect to the Notes.

“Consolidated Leverage Ratio” means at any date of determination (the “Calculation Date”) the ratio of: (1) the sum of the aggregate outstanding amount of Indebtedness of the Issuer and the Restricted Subsidiaries as of the Calculation Date on a consolidated basis in accordance with GAAP to (2) the Issuer’s Consolidated EBITDA for the four most recently completed fiscal quarters (the “Four Quarter Period”) ending on or immediately prior to the date of determination for which financial statements are publicly available.

If the Issuer or any Restricted Subsidiary has Incurred, redeemed, retired or extinguished any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or substantially concurrently with the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, redemption, retirement or extinguishment of Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Four Quarter Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the applicable Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be (x) made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investments, acquisition, disposition, merger or consolidation which is being given pro forma effect that have been implemented or for which the steps necessary for implementation have been taken and are reasonably expected to be realized within twelve (12) months after the date of such Investment, acquisition, disposition, merger or consolidation) and which are reasonably identifiable and factually supportable or (y) determined in accordance with Regulation S-X. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on Capitalized Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For the purposes of this definition, any amount in a currency other than Canadian dollars will be converted to Canadian dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (before preferred stock dividends); provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (6) below, the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Issuer’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary during such period;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (C)(i) of Section 4.07(a), any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that:

(a) subject to the limitations contained in clauses (3) through (6) below, the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net income;

(3) any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Issuer or such Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) other than in the ordinary course of business as determined in Good Faith by the Issuer;

(4) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5) the after-tax effect of extraordinary gain or loss;

(6) the after-tax effect of the cumulative effect of a change in accounting principles;

(7) any after-tax effect of non-cash impairment charges or asset write-off recorded in connection with the application of American Standards Codification Topic No. 360—“Impairments” or any analogous standards or principles of GAAP and American Standards Codification Topic No. 386—“Intangible Assets” or any analogous standards or principles of GAAP;

(8) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Issuer or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Issuer (other than Disqualified Stock); and

(9) any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of purchase accounting in relation to the Acquisition.

Any cash amounts dividended, distributed, loaned or otherwise transferred to any direct or indirect parent company by the Issuer or its Restricted Subsidiaries pursuant to clause (11) of Section 4.07(b), without duplication of any amounts otherwise deducted in calculating Consolidated Net Income, the funds for which are provided by the Issuer and/or its Restricted Subsidiaries shall be deducted in calculating the Consolidated Net Income of the Issuer and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, at any date, the ratio of: (1) the sum of (a) the aggregate principal amount of the Notes and any Additional Notes, plus (b) the aggregate principal amount (or accreted value) outstanding under any Pari Passu Lien Obligations, plus (c) the aggregate amount of Indebtedness outstanding under the ABL Facility or under any other Debt Facility in existence on such date pursuant to clause (2)(a) of Section 4.09(b) (other than any Junior Lien Collateral Indebtedness), plus (d) the aggregate amount of Indebtedness outstanding under the Term Loan Facility or under any other Debt Facility in existence on such date pursuant to clause (2)(b) of Section 4.09(b) (other than any Junior Lien Collateral Indebtedness), plus (e) any other Indebtedness (other than Junior

Lien Collateral Indebtedness) secured by a Lien on the Collateral permitted by clauses (33) or (34) of the definition of “Permitted Liens” and any Refinancing Indebtedness thereof secured by a Lien permitted by clause (18) of the definition of “Permitted Liens” plus (f) without duplication, any Indebtedness of any Non-Guarantor Subsidiary (other than such Indebtedness Incurred pursuant to clause (4) of Section 4.09(b)), in each case determined on a consolidated basis in accordance with GAAP as of the last day of the most recent fiscal quarter for which internal financial statements are publicly available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s Consolidated EBITDA for the most recently completed four fiscal quarters for which internal financial statements are publicly available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Indebtedness described in clause (1) above and to Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer or any of its direct or indirect parent companies, as the case may be, who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board of Directors at the time of such nomination or election either by a specific vote or by approval of a proxy statement issued by the Issuer or any of its direct or indirect parent companies, as the case may be, on behalf of its entire Board of Directors in which such individual is named as a nominee for director.

“Corporate Trust Office” means the designated office of the Trustee at which the corporate trust business of the Trustee shall at any particular time be administered, which office at the date of original execution of this Indenture is located at The Bank of New York Mellon, 101 Barclay Street, 4E, New York, NY – 10286, Attn: Global Trust Services Americas.

“Credit Agents” means the ABL Agent together with the Term Loan Agent.

“Credit Facilities” means the ABL Facility and the Term Loan Facility, collectively.

“Credit Facility Obligations” means the ABL Obligations and the Term Loan Obligations, collectively.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, in its capacity as custodian for the Global Notes, and any successor in that capacity.

“DBRS” means DBRS Ltd. and any successor thereto.

“Debt Facility” or “Debt Facilities” means, with respect to the Issuer or any Subsidiary Guarantor, one or more financing arrangements (including, without limitation, credit facilities, indentures and note purchase agreements and including the Credit Facilities) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, collateral agent, holders and lenders or another trustee, administrative agent, collateral agent or agents, holders or lenders), including, without limitation, any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder pursuant to incremental facilities or adding Subsidiaries of the Issuer as additional guarantors thereunder, and whether or not increasing the amount of Indebtedness that may be issued thereunder.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of any consideration which is not cash or Cash Equivalents received by the Issuer or its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the Issuer at the time of such Asset Disposition. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been transferred, sold or otherwise exchanged for or converted into or for cash or Cash Equivalents.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with the provisions of Sections 4.10 and 4.14 and such repurchase or redemption complies with Section 4.07.

“Equity Offering” means a public or private offering for cash by the Issuer or a direct or indirect parent of the Issuer, as the case may be, of Common Stock, perpetual Preferred Stock, or options,

warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Issuer’s or its direct or indirect parent company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to Holdings, the Issuer or any Subsidiary or (z) any such public or private offering that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means Notes issued in exchange for the Notes pursuant to the Registration Rights Agreement.

“Excluded Assets” means:

(1) any contract or agreement (other than a contract or agreement that is the whole of an account or chattel paper for money due or to become due) to the extent that the terms of such contract or agreement prohibit or require the consent of a third party as a condition to the creation of any security interest on the Issuer’s or any Guarantor’s interest thereunder and such consent has not been obtained; provided, that, if at any time the grant of a security interest in any such contract or agreement shall no longer be prohibited or consent to the creation of a security interest therein has been obtained, then the Issuer or the applicable Guarantor shall at such time be deemed to have granted a security interest in such contract or agreement; provided, further, that, unless and until the consent to the creation of a security interest is obtained, the Issuer or the applicable Guarantor shall, to the extent it may do so at law or pursuant to the provisions of the applicable contract or agreement, hold all benefit to be derived from such contracts or agreements in trust for the Collateral Agent as additional security for payment of the obligations described therein as being secured thereby; and provided, further, that in the case of any such contract or agreement that is material to the business of the Issuer or a Guarantor, it will use commercially reasonable efforts to obtain the necessary third party consent to the granting of the security interest, and upon obtaining such consent, the contract or agreement will constitute Collateral;

(2) the last day of any term reserved by any real property lease, written or unwritten, or any agreement to lease real property, in existence on the Issue Date or subsequently acquired by the Issuer or the Guarantors;

(3) any real property acquired after the Issue Date which is not after-acquired Material Real Property and any leases entered into after the Issue Date which are not Material Leases;

(4) any Trademark application filed in the United States Patent and Trademark Office on the basis of any Grantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application or any registration that issues therefrom under applicable federal law;

(5) any Capital Stock or other securities of any Affiliate of Holdings or the Issuer in excess of the maximum amount of such Capital Stock or securities that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Affiliate to be included in filings by Holdings or the Issuer with the SEC; and

(6) any Capital Stock or other securities of Echo Publications Partnership, except to the extent included as Collateral for Debt Facilities.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

(1) contributions to its common equity, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer, Holdings or a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock and Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (C) of Section 4.07(a).

“Fair Market Value” means, with respect to any property, the price that would reasonably be expect to be paid in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, by (x) if such decision involves a determination of Fair Market Value equal or less than $25.0 million, in good faith by any member of the Senior Management of the Issuer and (y) if such decision involves the determination of Fair Market Value in excess of $25.0 million, in good faith by the Board of Directors of the Issuer.

“GAAP” means generally accepted accounting principles in Canada set forth in the opinions and pronouncements of the Accounting Principles Board of the Canadian Institute of Chartered Accountants, which are in effect from time to time (“Canadian GAAP”). At any time after the adoption of IFRS by the Issuer for its financial statements and reports for all financial reporting purposes, the Issuer may elect to apply for all purposes of this Indenture, in lieu of Canadian GAAP, IFRS, and, upon any such election, references herein to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Indenture shall be computed in conformity with IFRS and (B) in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any election to the Trustee and the Holders of Notes with 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness.

“Global Notes Legend” means the legend set forth under that caption in Appendix A hereto.

“Good Faith by the Issuer” means the decision in good faith by a responsible financial or accounting officer of the Issuer.

“guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means, individually, any guarantee of the Issuer’s Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Guarantor” means Holdings and each Subsidiary Guarantor, until such time as such Subsidiary Guarantor’s Guarantee may be released in accordance with this Indenture.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means Postmedia Network Canada Corp.

“IFRS” means the International Financial Reporting Standards.

“Incur” means to issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit, bankers’ acceptances or similar instruments securing obligations (other than obligations described in clauses (1) and (2) above and clause (5) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers’ acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers’ acceptance or similar instrument;

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

In no event shall the term “Indebtedness” include (i) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such Indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (ii) obligations in respect of performance, appeal or other surety bonds or completion guarantees incurred in the ordinary course of business, (iii) except as provided in clause (5) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (iv) any liability for national, regional, federal, state, provincial, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP or (v) any customer deposits or advance payments received in the ordinary course of business.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that contingent obligations arising in the ordinary course of business and not with respect to borrowed money of such Person or other Persons shall not be deemed to constitute Indebtedness; provided further, that in the case of Indebtedness issued at a discount, the amount of such Indebtedness at any time will be the accreted value thereof. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, unless such Indebtedness is expressly made non-recourse to such Person.

“Indenture” means this indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means (1) an accounting, appraisal or investment banking firm or (2) a consultant to Persons engaged in a Related Business, in each case of nationally recognized standing in Canada or the United States that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

“Intercreditor Agreements” means the Term Loan Intercreditor Agreement together with the ABL Intercreditor Agreement.

“Interest Payment Date” means January 15 and July 15 of each year to the Stated Maturity of the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Issuer or its Restricted Subsidiaries) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business;

(3) an acquisition of assets, Capital Stock or other securities by the Issuer or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Issuer;

(4) a deposit of funds in connection with an acquisition; provided that either such acquisition is consummated by or through a Guarantor or such deposit is returned to the Person who made it;

(5) an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and

(6) licensing or transfer of know-how or intellectual property in the ordinary course of business (other than any perpetual licensing or exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the Holders of the Notes to realize the benefits of, and intended to be afforded by, the Collateral).

For purposes of Section 4.07,

(1) “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined in good faith by the Board of Directors of the Issuer) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer; and

(3) if the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value (as conclusively determined in Good Faith by the Issuer) of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, in each case, with a stable or better outlook; provided that a change in outlook shall not by itself cause the Issuer to lose its Investment Grade Rating.

“Issue Date” means July 13, 2010.

“Issuer” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Junior Lien Collateral Indebtedness” means any Indebtedness of the Issuer or any Guarantor which is or will be secured by a Lien on the Collateral on a basis that is junior with respect to all such Collateral to the Notes, the Exchange Notes and the Guarantees of the Notes and any Exchange Notes. For the avoidance of doubt, Junior Lien Collateral Indebtedness shall not include ABL Obligations.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Personal Property Security Act (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or any filing or agreement to give any financing statement in connection therewith) be deemed to constitute a Lien.

“Material Lease” means any lease of real property to which the Issuer or any Guarantor is a party where the premises being leased are used or to be used for material printing operations or for the provision of material centralized services to such Person’s business units and where such printing operations or centralized services cannot be readily relocated or transferred to another location owned or leased by such Person and any capital leases of real property, the Fair Market Value of the freehold interest in which is at least $1,000,000 at the time of entering into of such capital lease.

“Material Real Property” means, on any date, any real property owned by the Issuer or any Guarantor with a Fair Market Value as of such date of at least $1,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means the mortgages, debentures, hypothecs, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, debentures, hypothecs, deeds of trust, deeds to secure Indebtedness or other similar documents.

“National Post” means National Post Inc., a corporation incorporated under the Canada Business Corporations Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all brokerage, legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by the assets subject to such Asset Disposition with a higher priority than the Notes and the Guarantees, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post- employment benefit liabilities and liabilities related to environmental matters; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition);

provided, however, that in the cases of clauses (4) and (5), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to the Issuer or any Restricted Subsidiary.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by Holdings shall not be deemed Net Cash Proceeds except to the extent such cash proceeds are contributed to the Issuer.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any Restricted

Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Issuer or its Restricted Subsidiaries.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, unless the context otherwise requires, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, U.S. federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated July 7, 2010, relating to the sale of the Initial Notes.

“Offer to Purchase” means a Collateral Disposition Offer, an Asset Disposition Offer or a Change of Control Offer.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or, in the event that a Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate”, when used with respect to the Issuer or a Guarantor, means a certificate signed by two Officers of the Issuer or a Guarantor, as applicable, or by an Officer of the Issuer or the Guarantor, as applicable, and either an Assistant Treasurer or an Assistant Secretary of the Issuer or a Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or a Guarantor.

“Pari Passu Indebtedness” means Indebtedness and other obligations that ranks equally in right of payment to the Notes and the Guarantees (without giving effect to collateral arrangements).

“Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness that has a Stated Maturity date that is longer than the Notes and that is permitted to have Pari Passu Lien Priority relative to the Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness (other than any Additional Notes) shall have executed a joinder to the Collateral Documents in the form provided therein.

“Pari Passu Lien Priority” means relative to specified Indebtedness and other obligations having equal Lien priority to the Notes and the Guarantees, as the case may be, on the Collateral.

“Permitted Bond Hedge Transaction” means any purchase by Holdings or any of its Subsidiaries of a call or capped call option (or substantively equivalent derivative transaction) on the common stock of Holdings in connection with an issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Holdings from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Holdings from the sale of such Permitted Convertible Indebtedness.

“Permitted Convertible Indebtedness” means unsecured Indebtedness of Holdings that is (i)(x) convertible into common stock of Holdings (and cash in lieu of fractional shares) and/or cash in an amount determined by reference to the price of such common stock or (y) sold as units with warrants or purchase contracts exercisable for such common stock and/or cash in an amount determined by reference to the price of such common stock, (ii) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Stated Maturity of the Notes (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iii) hereof and may provide for cash payments upon conversion prior to the Stated Maturity of such Indebtedness, subject to Section 4.07), and (iii) has terms and conditions (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to Holdings than the terms and conditions customary at the time for convertible debt securities issued in a broadly distributed offering; provided that both immediately prior and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or result therefrom.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1) the Issuer or a Guarantor or any Investment by a Non-Guarantor Subsidiary in a Non-Guarantor Subsidiary;

(2) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Related Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(3) cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made;

(4) receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to, or guarantees of third party loans to, employees, officers or directors of the Issuer or any Restricted Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $5.0 million with respect to all loans or advances or guarantees made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) in the form of notes payable, or stock or other securities issued by account debtors to the Issuer or any Restricted Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business;

(8) Investments made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 4.10 or any other disposition of assets not constituting an Asset Disposition;

(9) Investments in existence on the Issue Date, and any extension, modification or renewal of any such Investments, or Investments purchased or received in exchange for such Investments, existing on the Issue Date, but, in each case, only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(10) any Person to the extent such Investments consist of Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11) guarantees of Indebtedness issued in accordance with Section 4.09; provided that if such Indebtedness can only be incurred by the Issuer or Subsidiary Guarantors, then such guarantees are only permitted by this clause to the extent made by the Issuer or a Subsidiary Guarantor;

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan, including, without limitation, split- dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Issuer and its Restricted Subsidiaries in connection with such plans;

(13) Investments received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(14) any Person to the extent such Investments consist of prepaid expenses, negotiable instructions held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(15) prepayments and other credits to suppliers made in the ordinary course of business;

(16) endorsements of negotiable instruments and documents in the ordinary course of business;

(17) loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;

(18) the creation of Liens on the assets of the Issuer and its Restricted Subsidiaries in compliance with Section 4.12; and

(19) Investments by the Issuer or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (19), in an aggregate amount at the time of such Investment not to exceed $25.0 million outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 4.07 of any amounts applied pursuant to clause (C) of the first paragraph of such Section).

“Permitted Liens” means, with respect to any Person:

(1) Liens on the Collateral securing Indebtedness Incurred pursuant to clause (1) of Section 4.09(b) (including Refinancing Indebtedness of such Indebtedness Incurred pursuant to clause (5) of Section 4.09(b));

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment, general insurance and other insurance laws and pension and other social security or retirement benefit laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Canadian or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, in each case Incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such instruments do not secure the payments of Indebtedness;

(6) statutory, common law or contractual Liens of landlords (including landlords’ right of distress or hypothec in the tangible personal property of the Issuer or a Restricted Subsidiary, as tenant, located on leased premises) and easements, rights-of-way, licenses, permits, reservations, restrictions, restrictive covenants and other similar encumbrances affecting real property (including encumbrances consisting of zoning or building restrictions, municipal by-laws and regulations and encumbrances in respect of sewers, drains, gas and water mains or electric light and power or telephone conduits, poles, wires and cables), which do not materially reduce the value of the affected assets or materially interfere with the use of such asset in the operation of the business of such Person;

(7) Liens securing Hedging Obligations relating to Indebtedness so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default, and Liens securing appeal or surety bonds related to such judgment, so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired and for which adequate reserves have been made;

(10) Liens for the purpose of securing (A) any Attributable Indebtedness in respect of a Sale/Leaseback Transaction Incurred pursuant to clause (16) of Section 4.09(b) or (B) the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, Purchase Money Indebtedness or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that, in the case of this subclause (10)(B):

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved, plus reasonable fees and expenses of such Person incurred in connection therewith; and

(b) such Liens are created within 270 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;

(11) Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution in the ordinary course of business and not given in connection with the issuance of Indebtedness, whether arising by operation of law or pursuant to contract;

(12) Liens existing on the Issue Date (other than Liens permitted under clause (1) above or (33) below);

(13) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(14) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(15) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary;

(16) Liens on Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiary (except to the extent such Capital Stock is pledged as Collateral) and Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary; provided that such Liens were not incurred in connection with or in contemplation of such designation; provided further, however, that any such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(17) deposits as security for taxes or import customs duties which are being contest in Good Faith by the Issuer by appropriate proceedings;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (12), (13), (14), (18) and (34) of this definition; provided that (y) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (z) the new Lien has no greater priority relative to the Notes and the Guarantees and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Notes and the Guarantees and the Holders thereof than the original Liens and the related Indebtedness;

(19) any interest or title of a lessor under any operating lease;

(20) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(23) Liens on funds of the Issuer or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Issuer or the Subsidiaries maintained in the ordinary course of business;

(24) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(25) Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness incurred pursuant to clause (12) under Section 4.09(b) to finance the payment of premiums on the insurance policies subject to such Liens;

(26) in respect of real estate leased by the Issuer or a Restricted Subsidiary as tenant, any Lien encumbering the interest or title of a licensor, lessor or sublessor under leases or subleases of real estate permitted hereunder which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person;

(27) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under Section 4.09 is Incurred;

(28) Liens on any cash earnest money deposit made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Indenture;

(29) Liens in favor of credit card processors granted in the ordinary course of business;

(30) Liens arising in connection with Cash Equivalents describe in clause (5) of the definition of Cash Equivalents;

(31) Liens securing other obligations in an amount not to exceed $25.0 million at any time outstanding;

(32) Liens securing cash management obligations incurred in the ordinary course of business;

(33) (A) Liens on Collateral securing Indebtedness Incurred pursuant to clause (2)(b) of Section 4.09(b); provided that any such Indebtedness may be secured by Liens on Term Loan Collateral on a first-priority basis and by Liens on ABL Collateral on a second-priority basis pursuant to the Intercreditor Agreements, (B) Liens on Collateral securing Indebtedness Incurred pursuant to clause (2)(a) of Section 4.09(b); provided that any such Indebtedness may be secured by Liens on ABL Collateral on a first-priority basis and Liens on Term Loan Collateral on a third-priority basis pursuant to the Intercreditor Agreements and (C) Hedging Obligations and cash management obligations that are secured ratably with Indebtedness outstanding pursuant to clause (2)(b) of Section 4.09(b); provided that such Liens are subject to the terms of the Intercreditor Agreements; and provided, further, that for all purposes of this clause (33) only, Indebtedness under any revolving credit facility (other than commitments for Indebtedness that cannot be drawn in order to comply with a minimum availability covenant) shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and shall be deemed to have remained outstanding at all times until such commitments have been terminated;

(34) Liens securing Indebtedness permitted to be Incurred under this Indenture which may be secured by some or all of the Collateral; provided that after giving pro forma effect to the Incurrence of such Indebtedness under this clause (34) and the application of the proceeds therefrom on such date, the Consolidated Secured Leverage Ratio would not exceed 2.75 to 1.00; provided, further, that (A) such Liens are subject to the terms of the Intercreditor Agreements and (B) that for all purposes of this clause (34) only, Indebtedness (other than commitments for Indebtedness that cannot be drawn in order to comply with a minimum availability covenant) under any revolving credit facility shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and shall be deemed to have remained outstanding at all times until such commitments have been terminated;

(35) Liens on the Collateral in favor of any collateral agent for the benefit of the Holders relating to such collateral agent’s administrative expenses with respect to the Collateral;

(36) undetermined or inchoate Liens, charges, privileges, statutory liens, adverse claims or encumbrances of any nature whatsoever arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been duly given in accordance with the applicable Laws or which, although filed or registered, relate to obligations not due or delinquent;

(37) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person;

(38) Liens granted to a public utility or any municipality or any governmental authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of such Person which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person;

(39) the right reserved to or vested in any governmental authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of such Person to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(40) servicing agreements, development agreements, subdivision agreements, site plan control agreements, facilities sharing agreements, cost sharing agreements and other agreements with governmental authorities pertaining to the use or development of any of the assets of such Person, provided same are complied with and do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person;

(41) lis pendens that may be registered against any real property or interest therein of such Person in respect of any action or proceeding against such Person, or in which such Person is a defendant, but with respect to which action or proceeding no judgment, award or attachment against such Person has been granted or made, and in respect of which such Person has posted security reasonably satisfactory to the Collateral Agent; provided that such lis pendens are removed within 60 days by paying money into a court or otherwise and all payments paid into court or otherwise as aforesaid; and

(42) the rights of any tenant, occupant or licensee under any lease, occupancy agreement or license which do not materially impair the use of the property subject thereto for the purpose of which it is used by the Issuer or a Restricted Subsidiary.

Any reference in this Indenture or any of the Collateral Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Collateral Documents to any permitted Lien, except as specifically set forth in the Intercreditor Agreements or any other intercreditor or similar agreements.

“Permitted Warrant Transaction” means any sale by Holdings of a call option or warrant (or substantively equivalent derivative transaction) on common stock of Holdings sold by Holdings substantially concurrently with any purchase of a Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Personal Property Security Act” means the Personal Property Security Act (Ontario), as amended from time to time, or in the case of any tangible asset located in a Canadian province other than Ontario, the corresponding statute in that province.

“Premises” means the owned and leased real properties that are Material Real Property and Material Leases (including all after-acquired Material Real Property and Material Leases entered into after the Issue Date).

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Indebtedness” means Indebtedness (including Capitalized Lease Obligations) Incurred (within 365 days of such purchase or lease) to finance or refinance the purchase, lease, construction, installation, or improvement of any assets used or useful in a Related Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Related Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Issuer in good faith.

“Rating Agencies” means S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means January 1 or July 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into the Collateral Account pursuant to the Collateral Documents.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Issur that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary (except that a Guarantor shall not Refinance Indebtedness of a Restricted Subsidiary that is not a Guarantor)), including Indebtedness that Refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being Refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or (b) if the Stated Maturity of the Indebtedness being Refinanced is later than the Stated Maturity of the Notes, the entire principal amount of the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced at such time;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums required by the instruments governing such existing Indebtedness or premiums necessary to effectuate such Refinancing and costs, fees and expenses Incurred in connection therewith);

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or any Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes, or such Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being Refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Issuer or a Guarantor.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and,

with respect to any Additional Notes, one or more registration rights agreements among the Issuer, the Guarantors and the other parties thereto, relating to the rights given by the Issuer and the Guarantors to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Issuer and its Restricted Subsidiaries on the Issue Date and any reasonable extension or evolution of any of the foregoing.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its rating agency business.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or such Restricted Subsidiary transfers such property to a Person (other than the Issuer or any of its Subsidiaries) and the Issuer or such Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Party” means (i) the Holders, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Management” means the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Issuer.

“Senior Unsecured Pari Passu Indebtedness” means:

(1) with respect to the Issuer, any Indebtedness that ranks pari passu in right of payment to the Notes but is unsecured; and

(2) with respect to any Guarantor, any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee but is unsecured.

“Shelf Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement. No Indebtedness of the Issuer shall be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Issuer solely by virtue of Liens, guarantees, maturity or payments or structural subordination.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), or (2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or managing member of such entity.

Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that guarantees indebtedness under the Term Loan Facility and the ABL Facility on the Issue Date, and any other Subsidiary of the Issuer or Holdings (including National Post) that provides a Guarantee in accordance with this Indenture, until such time as such Subsidiary Guarantor’s Guarantee may be released in accordance with this Indenture.

“Suspended Covenants” means the covenants contained in Sections 4.07, 4.08, 4.09, 4.10(b), 4.11, 4.15 and 5.01(a)(4) of this Indenture.

“Suspension Period” means the period of time between the date of suspension of the Suspended Covenants and the Reinstatement Date.

“Term Loan Agent” means the collateral agent under the Term Loan Facility.

“Term Loan Collateral” means Term Priority Collateral, as defined in the ABL Intercreditor Agreement in effect on the Issue Date.

“Term Loan Facility” means the Term Loan Credit Agreement, dated as of the Issue Date, among the Issuer, Holdings, the subsidiary guarantors parties thereto, the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc., as syndication agent, the lenders from time to time party thereto, and J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Term Loan Facility or one or more other credit or other agreements or indentures entered into from time to time).

“Term Loan Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date among the Collateral Agent, on behalf of itself and the Holders, and the Term Loan Agent and as acknowledged by the Issuer, Holdings and National Post, as the same may be amended, supplemented or otherwise modified from time to time.

“Term Loan Obligations” means Indebtedness outstanding under the Term Loan Facility that is secured by a Permitted Lien described under clause 33(A) of the definition thereof, and all other Obligations (not constituting Indebtedness) of the Issuer or any Guarantor under the Term Loan Facility.

“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Treasury Rate” means, as obtained by the Issuer, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2014; provided, however, that if the period from the redemption date to July 15, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means such successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter while they are Unrestricted Subsidiaries, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Issuer in such Subsidiary complies with Section 4.07;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Issuer and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) except as permitted by Section 4.11, on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary with terms substantially less favorable to the Issuer than those that might have been obtained from Persons who are not Affiliates of the Issuer.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Issuer could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis taking into account such designation.

As of the Issue Date, the only Unrestricted Subsidiary shall be Echo Publications Partnership.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or local ownership shares) is owned by such Person or by one or more other Wholly Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.19
“Additional Restricted Notes”	2.1(a) of Appendix A
“Affiliate Transaction”	4.11(a)
“Agent Members”	2.1(c) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.10(d)
“Asset Disposition Offer Amount”	3.09(b)
“Asset Disposition Offer Period”	3.09(b)
“Asset Disposition Purchase Date”	3.09(b)
“Authentication Order”	2.02
“Calculation Date”	1.01 (definition of “Consolidated Leverage Ratio”)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Clearstream”	1.1(a) of Appendix A
“Collateral Disposition Offer”	4.10(a)
“Covenant Defeasance”	8.03
“Definitive Notes”	2.1(d) of Appendix A
“Definitive Notes Legend”	2.3(e) of Appendix A
“DTC”	2.03
“Event of Default”	6.01(a)
“Excess Collateral Proceeds”	4.10(a)
“Excess Proceeds”	4.10(d)

Term	Defined in Section
“Exchange Global Note”	2.1(b) of Appendix A
“Expiration Date”	1.05(j)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.3(e) of Appendix A
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“IAI Notes”	2.1(a) of Appendix A
“Landlord Access Agreement”	10.06
“Legal Defeasance”	8.02
“Note Amount”	4.10(d)
“Note Register”	2.03
“OID Notes Legend”	2.3(e) of Appendix A
“Pari Passu Offer”	4.10(d)
“Paying Agent”	2.03
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.18
“Relevant Taxing Jurisdiction”	4.19
“Restricted Notes Legend”	2.3(e) of Appendix A
“Restricted Payments”	4.07(a)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Rule 501”	1.1(a) of Appendix A
“Successor Company”	5.01(a)
“Successor Guarantor”	5.01(c)
“Taxes”	4.19
“Title Company”	10.05(a)
“Transfer Restricted Notes”	1.1(a) of Appendix A
“Unutilized Excess Collateral Proceeds”	4.10(a)
“Unutilized Excess Proceeds”	4.10(d)

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein, and a term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, shall have the meaning assigned to it therein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8) “including” means including without limitation;

(9) references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(10) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(11) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Issuer may classify such transaction as it, in its sole discretion, determines;

(12) “$” or “dollars” means Canadian dollars; and

(13) “US$” means U.S. dollars.

Section 1.04 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on any action authorized or permitted to be taken by Holders; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 13.02.

(f) The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to institute proceedings referred to in Section 6.06(2). If any record date is set pursuant to this paragraph, the Holders on such record date, and only such Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected

Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer in writing and to each Holder in the manner set forth in Section 13.02.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the Holders on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 13.02, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 120th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) Provisions relating to the Initial Notes, Additional Notes, Exchange Notes and any other Notes issued are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Disposition Offer or Collateral Disposition Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) and Exchange Notes. Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and Exchange Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the initial interest accrual date) as the Initial Notes and the Exchange Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Sections 4.09 and 4.12. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

Section 2.02 Execution and Authentication.

(a) At least one Officer shall execute the Notes on behalf of the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall upon receipt of an Authentication Order, authenticate and deliver any (i) Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder and (ii) Exchange Notes for issue only in an exchange offer pursuant to the Registration Rights Agreement or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount.

(d) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.

An authenticating agent has the same rights as a Paying Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuer shall advise the Paying Agent in writing prior to any interest payment date of any Additional Interest payable pursuant to the Registration Rights Agreement.

(b) The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as a custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer shall, no later than 11:00 a.m. (New York City time) on the Business Day prior to each due date for the payment of principal of, premium, if any, and interest (including Additional Interest) on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, and interest (including Additional Interest) on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06 Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to the record date provisions of the Notes) interest (including Additional Interest) on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.07 Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Issuer and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, destroyed, lost or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Notes.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Affiliate of the Issuer or any Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

Section 2.10 Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or Paying Agent, and no one else, shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the disposition of all cancelled Notes shall, upon the written request of the Issuer, be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

(a) If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail, or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13 CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use CUSIP and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and/or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to

Purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least 30 but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed pursuant to Section 3.07 or purchased in an Offer to Purchase at any time, the Trustee shall select the Notes to be redeemed or purchased in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on as nearly a pro rata basis as possible (subject to such rounding as the Trustee may determine so that Notes are redeemed in whole increments of US$1,000 and no Note of US$2,000 in original principal amount or less will be redeemed in part), and in any case subject to the rules and procedures of the Depositary in the case of Global Notes. In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

(b) The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in whole increments of US$1,000; no Notes of US$2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not US$2,000 or a multiple of US$1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

(a) Subject to Section 3.09, the Issuer shall mail, or cause to be mailed (or, in the case of Notes held in book-entry form, by electronic transmission) notices of redemption of Notes at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 12. Except as set forth in Section 3.07(b), notices of redemption may not be conditional.

(b) The notice shall identify the Notes (including CUSIP number) to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price, including the portion thereof representing any accrued and unpaid interest; provided, that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on the applicable redemption date;

(7) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed and, in case of a redemption under Section 3.07(b), any conditions to such redemption; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

(c) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least 15 Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(b)). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on the applicable redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 11:00 a.m. (New York City time) on the Business Day prior to the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the redemption or purchase date. The Paying Agent shall promptly pay to each Holder of Notes to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of Section 3.05(a), on the applicable redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to July 15, 2014, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, and Additional Interest thereon, if any, to, but excluding, the redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Promptly after the determination thereof, the Issuer shall give the Trustee notice of the redemption price provided for in this Section 3.07(a), and the Trustee shall not be responsible for such calculation.

(b) Prior to July 15, 2014, the Issuer may, at its option, on any one or more occasions, redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 112.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, and Additional Interest, if any, thereon to, but excluding, the applicable redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that (1) at least 65% of the original principal amount of Notes remains outstanding after each such redemption; and (2) such redemption occurs within 90 days of the date of closing of each such Equity Offering. Any notice of redemption upon any Equity Offering may be given prior to the completion of such Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

(c) Except pursuant to clause (a), (b) or (e) of this Section 3.07, the Notes shall not be redeemable at the Issuer’s option prior to July 15, 2014.

(d) On and after July 15, 2014, the Issuer may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice pursuant to Section 3.03 at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed), plus accrued and unpaid interest, if any, and Additional Interest, if any, on the Notes to the applicable redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below (it being understood and agreed that the Trustee shall not be responsible for such calculations):

Year	Percentage
2014	106.250%
2015	103.125%
2016 and thereafter	100.000%

(e) The Issuer is entitled to redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to (but excluding) the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in the event the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:

(i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of any Relevant Taxing Jurisdiction; or

(ii) any change in or amendment to any official position of a taxing authority in any Relevant Taxing Jurisdiction regarding the application or interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after July 7, 2010. Before the Issuer publishes or mails notice of redemption of the Notes as described above, the Issuer shall deliver to the Trustee an Officers’ Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Issuer will also deliver an opinion of independent legal counsel acceptable to the Trustee stating that the Issuer would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the official application or interpretation of such laws or regulations by the Relevant Taxing Jurisdiction.

(f) If the redemption date pursuant to this Section 3.07 is on or after an interest Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, and Additional Interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such Record Date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(g) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(h) The Issuer or its Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08 Mandatory Redemption.

The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence a Collateral Disposition Offer or an Asset Disposition Offer, the Issuer shall follow the procedures specified below.

(b) The Collateral Disposition Offer or Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer shall purchase the principal amount of Notes and Pari Passu Lien Obligations, in the case of a Collateral Disposition Offer, or Pari Passu Indebtedness, in the case of an Asset Disposition Offer, required to be purchased pursuant to Section 4.10 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Notes, Pari Passu Lien Obligations and Pari Passu Indebtedness, as applicable, validly tendered in response to the Collateral Disposition Offer or Asset Disposition Offer, as applicable. Payment for any Notes so purchased shall be made in the same manner as interest payments are made

(c) If the Asset Disposition Purchase Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Collateral Disposition Offer or Asset Disposition Offer.

(d) Upon the commencement of a Collateral Disposition Offer or an Asset Disposition Offer, the Issuer shall mail a notice (or, in the case of Global Notes, otherwise communicate in accordance with the procedures of the Depositary) to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Collateral Disposition Offer or Asset Disposition Offer, as applicable. The Collateral Disposition Offer or Asset Disposition Offer, as applicable, shall be made to all Holders and, if required, all holders of Pari Passu Lien Obligations, in the case of a Collateral Disposition Offer, or all holders of Pari Passu Indebtedness, in the case of an Asset Disposition Offer. The notice, which shall govern the terms of the Collateral Disposition Offer or Asset Disposition Offer, as applicable, shall state:

(1) that the offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the offer shall remain open;

(2) the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3) that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Collateral Disposition Offer or Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to a Collateral Disposition Offer or an Asset Disposition Offer may elect to have Notes purchased only in a principal amount of US$2,000 or in an integral multiple of US$1,000 in excess thereof;

(6) that Holders electing to have a Note purchased pursuant to any Collateral Disposition Offer or Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a telegram, facsimile transmission, letter or other form of notification acceptable to the Issuer, the Paying Agent and, if applicable, the Depositary setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased; and

(8) that, if the aggregate principal amount of Notes and Pari Passu Lien Obligations, in the case of a Collateral Disposition Offer, or Pari Passu Indebtedness, in the case of an Asset Disposition Offer, surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes and such Pari Passu Lien Obligations or Pari Passu Indebtedness shall be purchased on a pro rata basis based on the aggregate principal amount of the Notes or such Pari Passu Lien Obligations or Pari Passu Indebtedness tendered and the selection of the Notes for purchase shall be made by the Trustee on a pro rata basis to the extent practicable, or to the extent that election on a pro rata basis is not practicable, by lot or another method in accordance with the procedures of the Depositary, although no Note having a principal amount of US$2,000 shall be purchased in part (it being understood and agreed that other than the selection of the Notes for purchase, the Trustee shall have no obligation to make any calculations hereunder, such calculations and rounding to be provided by the Issuer).

(e) On or before the Asset Disposition Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes, Pari Passu Lien Obligations and Pari Passu Indebtedness, as applicable, or portions of Notes, Pari Passu Lien Obligations and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes, Pari Passu Lien Obligations and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn, in the case of the Notes in principal amounts of US$2,000 or an integral multiple of US$1,000 in excess thereof; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase is not in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof, then the portion of such Note so repurchased shall be reduced by the minimum amount such that the remaining principal amount of such Note outstanding immediately after such repurchase is US$2,000 or an integral multiple of US$1,000 in excess thereof. The Issuer shall deliver or cause to be delivered to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of the Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. In addition, the Issuer shall deliver all certificates and Notes required, if any, by the agreements governing the Pari Passu Lien Obligations or Pari Passu Indebtedness, as applicable.

(f) The Paying Agent or the Issuer, as the case may be, shall promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Lien Obligations or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, Pari Passu Lien Obligations or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof. In addition, the Issuer shall take any and all other actions required by the agreement governing the Pari Passu Lien Obligations or Pari Passu Indebtedness, as applicable. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce or post on its website the results of the Collateral Disposition Offer or Asset Disposition Offer, as the case may be, on the Asset Disposition Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes; Additional Amounts.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest (including Additional Interest) on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest (including Additional Interest) shall be considered paid on the date due if the Paying Agent, if other than one of the Issuer or a Subsidiary, holds as of noon, New York City time, on the due date, money deposited by the Issuer in immediately available funds and designated for and sufficient to pay the principal of, premium, if any, and interest (including Additional Interest) then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments or interest, including Additional Interest, at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest shall accrue (in addition to the interest rate equal to the then applicable interest rate on the Notes) from and including the date on which an Event of Default under Sections 6.01(a)(2), 6.01(a)(8) or 6.01(a)(9) shall occur to but excluding the date on which such Event of Default shall have been cured, at a rate per annum equal to 1.0% of the principal amount of the Notes.

Section 4.02 Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03 Reports and Other Information.

(a) Notwithstanding that the Issuer or Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings (or, if neither the Issuer nor Holdings are at such time subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer), will furnish to the Holders of the Notes or cause the Trustee to furnish to the Holders of the Notes, without cost to any Holder, from and after the Issue Date, within 15 days of the applicable time periods specified in the relevant forms or, if neither Holdings nor the Issuer is subject to the reporting requirements of the Exchange Act, then the time periods for filing shall be those applicable to a filer that is not an “accelerated filer” as defined in the SEC’s rules and regulations: (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer or Holdings were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s or Holdings’, as the case may be, independent registered public accounting firm; (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer or Holdings were required to file such reports; and (3) any other information, documents and reports that Holdings or the Issuer would be required to file with the SEC if they were subject to Section 13(d) or 15(d) of the Exchange Act, in each case in a manner that complies in all material respects with the requirements specified in such Form; provided however, that to the extent such reports are filed with the SEC and publicly available, such reports shall have been deemed to have been provided to the Holders and no additional copies need to be provided to the Holders, however, copies will still be delivered to the Trustee.

(b) Additionally, the Issuer will cause such documents to be filed with the SEC unless the SEC will not accept such documents, including because the filing with the SEC of the registration statement for the offering of the Exchange Notes pursuant to the Registration Rights Agreement or Shelf Registration Statement has not yet been made. The requirement for Holdings and the Issuer to provide information may be satisfied by posting such reports, documents and information on the Issuer’s website within the time periods specified by this covenant; provided, however, that the Issuer will (upon request) provide one copy of the exhibits of the foregoing to the Trustee and will (upon request) provide additional copies of such exhibits to any Holder or prospective Holder.

(c) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a summary presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(d) In addition, the Issuer and the Guarantors agree that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to the extent the Notes constitute “restricted securities” within the meaning of the Securities Act.

(e) The filing requirements set forth above for the applicable period may be satisfied by Holdings prior to the commencement of the offering of the Exchange Notes or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the registration statement for the offering of the Exchange Notes pursuant to the Registration Rights Agreement and/or the Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Issuer’s reporting obligations set forth in the first four paragraphs of this Section 4.03.

(f) All financial information provided pursuant to this Section 4.03 will be accompanied by consolidating financial information for Holdings, the Issuer, the Restricted Subsidiaries that are Guarantors and the Subsidiaries of the Issuer that are not Guarantors in the manner prescribed by the SEC to the extent such consolidating financial information would be required pursuant to Regulation S-X (whether or not such financial information is filed with the SEC).

(g) The Issuer shall hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter. The conference call will be following the last day of each fiscal quarter of the Issuer and not later than ten Business Days from the time that the Issuer distributes the financial information as set forth in Section 4.03(a). No fewer than two days prior to the conference call, the Issuer shall issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call. For the avoidance of doubt, the Issuer may satisfy the requirements of this paragraph by holding the conference calls required above within the time period required as part of any earnings calls of Holdings.

(h) If at any time Holdings and the Issuer change their respective fiscal year ends, financial information provided pursuant to this covenant shall be audited within 15 months of the prior audit of financial information. Notwithstanding the foregoing, (1) the initial audit of financial information pursuant to this covenant following the date of this indenture shall be provided no later than the earlier to occur of (x) 90 days after the respective fiscal year ends of Holdings and the Issuer and (y) February 28, 2011, regardless of whether Holdings or the Issuer has changed their respective fiscal year ends and (2) if Holdings or the Issuer has changed their respective fiscal year ends, an additional audit shall be required with respect to financial information of such changed fiscal year end if not previously provided for such changed fiscal year end.

(i) Notwithstanding the foregoing, in the event that Holdings or the Issuer, as applicable, qualifies to report under the U.S./Canadian multijurisdictional disclosure system, such annual reports and such information, documents and other reports will be deemed to refer to those reports required of a Canadian company eligible to use Canadian continuous disclosure filings to satisfy its reporting requirements under such system; provided, further, however, that notwithstanding anything to the contrary permitted by such U.S./Canadian multijurisdictional disclosure system, now or in the future, the reports required of a Canadian company under such system will be deemed to include (1) a reconciliation of such annual reports and such information, documents and other reports to accounting principles generally accepted in the United States, (2) a quarterly balance sheet and (3) a quarterly or annual, as the case may be, management’s discussion and analysis of financial condition and results of operations substantially in the form that would be required by a U.S. Person subject to such Sections 13 or 15(d).

Section 4.04 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate of an Officer that is from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Issuer and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer and the Guarantor are taking or propose to take with respect thereto).

(b) The Issuer shall promptly (which shall be no more than 30 days following the date on which the Issuer becomes aware of any event which would constitute a Default) send to the Trustee an Officers’ Certificate specifying such event, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

The Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or the Collateral Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any dividend or distribution paid in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(b) dividends or distributions by a Restricted Subsidiary payable to the Issuer or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Issuer or any direct or indirect parent of the Issuer (including in connection with any merger or consolidation) held by Persons other than the Issuer or a Restricted Subsidiary (other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations other than:

(a) Indebtedness of the Issuer owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Issuer or any other Guarantor permitted under clause (4) of Section 4.09(b); or

(b) Indebtedness incurred under revolving credit facilities (other than purchases, repurchases, redemptions, defeasances or other acquisitions or retirements for value that are accompanied by termination or reduction of commitments under such revolving credit facilities); or

(c) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of such Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be, in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default shall have occurred and be continuing (or would result therefrom);

(B) immediately after giving effect to such transaction on a pro forma basis, (x) the Consolidated Secured Leverage Ratio would be no greater than 2.25 to 1.00 and (y) the Consolidated Leverage Ratio would be no greater than 3.50 to 1.00; and

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (5), (6), (7), (9), (11), (12), (13), (14), (15), (18) and (19) of Section 4.07(b)), would not exceed the sum of, without duplication:

(i) the excess of (A) the Issuer’s cumulative Consolidated EBITDA (whether positive or negative) determined at the time of such Restricted Payment minus (A) 140% of the Issuer’s Consolidated Interest Expense, each determined for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Issuer from the issue or sale of its Capital Stock (or, to the extent such proceeds are actually contributed to the Issuer, Capital Stock of the Issuer’s direct or indirect parent companies) (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(x) from the issue or sale of Capital Stock to a Subsidiary of the Issuer or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

(y) from the issue or sale of Capital Stock to the extent applied to redeem Notes in compliance with the provisions set forth under Section 3.07(b); and

(z) proceeds from Excluded Contributions;

(iii) the amount by which Indebtedness of the Issuer and its Restricted Subsidiaries is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than Indebtedness held by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness of the Issuer or its Restricted Subsidiaries for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer upon such conversion or exchange);

(iv) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities received by the Issuer or its Restricted Subsidiaries from the sale or other disposition (other than to the Issuer or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Restricted Investments made after the Issue Date by the Issuer and its Restricted Subsidiaries and redemptions and repurchases of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayment of Restricted Investments in the form of loans or advances from the Issuer and its Restricted Subsidiaries and releases of guarantees that constitute Restricted Investments by the Issuer and its Restricted Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to clause (12) of Section 4.07(b));

(v) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities received by the Issuer or its Restricted Subsidiaries from the sale (other than to the Issuer or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (12) of Section 4.07(b) or to the extent such Investment constituted a Permitted Investment);

(vi) to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of the Issuer merges into or consolidates with the Issuer or any of its Restricted Subsidiaries or any Unrestricted Subsidiary transfers, dividends or distributes assets to the Issuer or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of such Subsidiary as of the date of such redesignation or such merger or consolidation, or in the case of the transfer, dividend or distribution of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the Fair Market Value of such assets of the Unrestricted Subsidiary, as determined at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer, dividend or distribution of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (12) of Section 4.07(b) or to the extent such Investment constituted a Permitted Investment); and

(vii) 50% of any dividends received in cash by the Issuer or a Restricted Subsidiary that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

(b) The provisions of Section 4.07(a) shall not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer or any direct or indirect parent of the Issuer to the extent contributed to the Issuer (in each case, other than (x) Disqualified Stock, (y) Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination or (z) Excluded Contributions); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.07(a);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations, Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness; provided, however, that in the case of unsecured Indebtedness, such Refinancing Indebtedness is unsecured, and in the case of secured Indebtedness, such Refinancing Indebtedness is either unsecured or is secured by Liens having priority equal with or junior to the Liens securing the Indebtedness being Refinanced pursuant to the Intercreditor Agreements.

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Issuer or such Restricted Subsidiary, as the case may be, so long as such Refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

(4) dividends or other distributions paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with the provisions of this Indenture;

(5) the purchase, repurchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Issuer or any direct or indirect parent of the Issuer held by any existing or former employees, management or directors of or consultants to the Issuer, any Subsidiary of the Issuer or any direct or indirect parent of the Issuer or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the Board of Directors of the Issuer; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause will not exceed $5.0 million in the aggregate during any fiscal year (with any unused amounts in any fiscal year being carried over to succeeding fiscal years), although such amount in any fiscal year may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Capital Stock of any of the Issuer’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (C)(ii) of Section 4.07(a)); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause 4.07(b)(5);

in addition, cancellation of Indebtedness owing to the Issuer from any existing or former employees, management or directors of or consultants to the Issuer, any Subsidiary of the Issuer or any direct or indirect parent of the Issuer or their assigns, estates or heirs, in connection with a repurchase of Capital Stock of the Issuer from such Person will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Indenture;

(6) the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(7) repurchases or other acquisitions of Capital Stock deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or conversion price thereof or (ii) in connection with withholdings or similar taxes payable by any future, present or former employee, director or officer;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations (a) at a purchase price not greater than 101% of the principal amount of (plus accrued and unpaid interest on) such Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligation or Guarantor Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (b) at a purchase price not greater than 100% of the principal amount of (plus accrued and unpaid interest on) such Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligation or Guarantor Subordinated Obligation in the event of a Collateral Disposition Offer or Asset Disposition Offer in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made a Change of Control Offer, Collateral Disposition Offer or Asset Disposition Offer, as applicable, under this Indenture and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer, Collateral Disposition Offer or Asset Disposition Offer, as applicable, under this Indenture;

(9) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or other exchanges of securities of the Issuer or a Restricted Subsidiary in exchange for Capital Stock of the Issuer;

(10) the purchase, repurchase, redemption, acquisition or retirement of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations with Unutilized Excess Collateral Proceeds or Unutilized Excess Proceeds remaining after a Collateral Disposition Offer or an Asset Disposition Offer pursuant to Section 4.10;

(11) the declaration and payment of cash dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in aggregate amounts not to exceed the aggregate amount required for any direct or indirect parent company to, in each case without duplication:

(a) pay franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) pay customary salary, bonus, indemnification obligations and other benefits payable to officers, directors and employees or former officers, directors or employees of any direct or indirect parent of the Issuer to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

(c) pay general corporate and overhead expenses and other administrative expenses of any direct or indirect parent of the Issuer in an aggregate amount not to exceed $5.0 million for each fiscal year;

(d) pay fees and expenses Incurred by any direct or indirect parent company of the Issuer, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent entity to the extent the net proceeds thereof were intended to be contributed to the Issuer; and

(e) (i)(A) make regularly scheduled payments of interest in respect of any Permitted Convertible Indebtedness and (B) make cash payments in connection with any conversions of Permitted Convertible Indebtedness and (ii)(A) purchase a Permitted Bond Hedge Transaction and (B) settle any amount due under any related Permitted Warrant Transaction (1) by set-off against such related Permitted Bond Hedge Transaction (if such set-off is permitted under the terms thereof), (2) by delivery of shares of its common stock and (3) by payment in cash, in the case of each of clauses (i), (ii)(A) and (ii)(B)(3), in an amount not to exceed the net cash proceeds contributed by such parent company from the sale of such Permitted Convertible Indebtedness to the Issuer as common equity;

(12) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (12) do not exceed $25.0 million;

(13) the purchase of fractional shares of Capital Stock of the Issuer arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions;

(14) in connection with any acquisition by the Issuer or any of its Subsidiaries, the receipt or acceptance of the return to the Issuer or any of its Restricted Subsidiaries of Capital Stock of the Issuer constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn outs or similar obligations);

(15) the distribution of rights pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan;

(16) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Issuer or any Restricted Subsidiary;

(17) the payment of dividends on the Issuer’s Common Stock or the dividend or distribution to any direct or indirect parent company to fund the payment by such parent company of dividends on its Common Stock, following the consummation of the first offering of the Issuer’s Common Stock to the public or the first offering of Common Stock of any of its direct or indirect parents to the public after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in any such public offering, other than public offerings with respect to the Issuer’s or such direct or indirect parent company’s Common Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution; provided that the filing of a non-offering prospectus with any Canadian securities regulatory authority and the exchange thereunder shall not be an offering of Common Stock to the public under this clause (17);

(18) Restricted Payments made in connection with the Acquisition as described in the Offering Memorandum pursuant to the Asset Purchase Agreement and any other agreements or documents related to the Acquisition (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents);

(19) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents); and

(20) Restricted Payments that are made with Excluded Contributions;

provided, however, that at the time of and after giving effect to any Restricted Payment permitted under clauses (6), (11)(e)(i) (other than cash payments in lieu of fractional shares upon conversion), 11(e)(ii) (with respect to cash payments), (12), (16), and (19) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) Notwithstanding anything to the contrary in this Section 4.07, Restricted Investments of assets and property constituting Collateral (other than cash and Cash Equivalents) made pursuant to Section 4.07(a) may only be made in Subsidiary Guarantors.

(d) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in Good Faith by the Issuer.

(e) For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (20) of Section 4.07(b), or is entitled to be made pursuant to Section 4.07(a), the Issuer will be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

(f) The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 4.08 Limitation on Restrictions on Distributions From Restricted Subsidiaries.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Issuer or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

(b) The provisions of Section 4.08(a) will not prohibit encumbrances or restrictions existing under or by reason of:

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture, the Notes, the Guarantees, any Exchange Notes, any Guarantee of such Exchange Notes, the Collateral Documents, the Intercreditor Agreements and the Credit Facilities (and related documentation) in effect on such date;

(ii) any encumbrance or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Issuer or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Issuer or in contemplation of the transaction) or such assets were acquired by the Issuer or any Restricted Subsidiary; provided, that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Issuer or any other Restricted Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to this Indenture;

(iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 4.08(b) or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing of an agreement referred to in clause (i) or (ii) of this Section 4.08(b) or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable (as determined in Good Faith by the Issuer) in any material respect, taken as a whole, to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this Section 4.08(b) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into or consolidated with a Restricted Subsidiary, whichever is applicable;

(iv) in the case of clause (3) of Section 4.08(a), encumbrances or restrictions arising in connection with Liens permitted to be Incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(v) Purchase Money Indebtedness and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) on the property so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale of all or a portion of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(vii) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;

(viii) any customary provisions in joint venture agreements and other similar agreements relating solely to joint ventures entered into in the ordinary course of business;

(ix) any customary provisions in leases, subleases or licenses and other agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(x) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant;

(xi) encumbrances or restrictions contained in or arising under indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Guarantors in accordance with Section 4.09 that are not materially more restrictive, taken as a whole (as determined in Good Faith by the Issuer), than those applicable to the Issuer in any of this Indenture, the Term Loan Facility or the ABL Facility on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Issuer at a Restricted Subsidiary level); and

(xii) encumbrances or restrictions contained in or arising under indentures or other debt instruments or debt arrangements Incurred or Preferred Stock issued by Restricted Subsidiaries that are not Subsidiary Guarantors subsequent to the Issue Date pursuant to clauses (2), (5), (6), (7) and (14) of Section 4.09(b) by Restricted Subsidiaries, provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in Good Faith by the Issuer).

Section 4.09 Limitation on Indebtedness.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis, the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would be no greater than 4.0 to 1.0; provided, further, that the amount of Indebtedness (including Acquired Indebtedness) that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $25.0 million at any time outstanding.

(b) The provisions of Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Issuer evidenced by the Notes (other than Additional Notes) and any Exchange Notes and Indebtedness of Subsidiary Guarantors evidenced by the Guarantees relating to the Notes (other than Additional Notes) and any guarantee of any such Exchange Notes;

(2) Indebtedness Incurred pursuant to Debt Facilities in an aggregate principal amount not to exceed (a) $60.0 million, at any time outstanding, less to the extent a permanent repayment or commitment reduction is required thereunder as a result of such application, the aggregate principal amount of all principal repayments following the Issue Date actually made under any Debt Facilities incurred in reliance on this Section 4.09(b)(2)(a) with Net Available Cash from Asset Dispositions plus (b) US$455.0 million, at any time outstanding, less to the extent a permanent repayment or commitment reduction is required thereunder as a result of such application, the aggregate principal amount of all principal repayments following the Issue Date actually made under any Debt Facilities incurred in reliance on this clause 4.09(b)(2)(b) with Net Available Cash from Asset Dispositions;

(3) guarantees by (x) the Issuer or a Subsidiary Guarantor (including any Restricted Subsidiary the Issuer elects to cause to become a Subsidiary Guarantor in connection therewith) of Indebtedness permitted to be Incurred by the Issuer or a Restricted Subsidiary in accordance with the provisions of this Indenture and (y) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Indenture;

(4) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any other Restricted Subsidiary; provided, however,

(a) if the Issuer is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Guarantees of such Subsidiary Guarantor; and

(c) (i) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(ii) any subsequent sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary of the Issuer;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Subsidiary, as the case may be;

(5) any Indebtedness (other than the Indebtedness described in clauses 4.09(b)(1) and (2)) outstanding on the Issue Date, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause 4.09(b)(1), this clause 4.09(b)(5) or clause 4.09(b)(6) or Incurred pursuant to Section 4.09(a);

(6) (a) Indebtedness of Persons Incurred and outstanding on the date on which such Person was acquired by the Issuer or any Restricted Subsidiary, or merged or consolidated with or into the Issuer or any Restricted Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation) or (b) Indebtedness of the Issuer or any Restricted Subsidiary Incurred to finance the acquisition by the Issuer or such Restricted Subsidiary of any Related Business or any Person that owns a Related Business, in each case, in accordance with the terms of this Indenture; provided, however, that at the time such Person or Related Business is acquired by the Issuer or any Restricted Subsidiary, or merged or consolidated with the Issuer or any Restricted Subsidiary and after giving pro forma effect to the Incurrence of such Indebtedness pursuant to this clause 4.09(b)(6), either (i) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a); or (ii) the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would be less than or equal to such Consolidated Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(7) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into to fix, manage or hedge interest rate, currency or commodity exposure of the Issuer or any Restricted Subsidiary and not for speculative purposes;

(8) Purchase Money Indebtedness in an aggregate principal amount not to exceed $25.0 million at any one time outstanding pursuant to this clause 4.09(b)(8);

(9) Indebtedness Incurred by the Issuer or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion guarantees (not for borrowed money) or security deposits, letters of credit, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business;

(10) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any business, assets or Capital Stock of a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 15 Business Days of Incurrence;

(12) Indebtedness of the Issuer or any Restricted Subsidiary (i) consisting of obligations to insurance companies to pay insurance premiums (including financed premiums) arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Obligations or (ii) in connection with take-or-pay obligations in supply agreements incurred in the ordinary course of business;

(13) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Issuer and its

Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Issuer and its Restricted Subsidiaries;

(14) (a) tenant improvement loans and allowances and (b) guarantees to suppliers or licensors (other than guarantees of Indebtedness) in the ordinary course of business;

(15) Indebtedness of the Issuer or any Restricted Subsidiary consisting of guarantees in respect of obligations of joint ventures; provided that the aggregate principal amount of the Indebtedness incurred pursuant to this clause 4.09(b)(15) shall not exceed $10.0 million at any time outstanding;

(16) Indebtedness of the Issuer or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

(17) Indebtedness consisting of promissory notes issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees), to finance the purchase or redemption of Capital Stock of the Issuer or any of its direct or indirect parent companies permitted by Section 4.07;

(18) unsecured Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate principal amount not to exceed $100.0 million at any one time outstanding; and

(19) in addition to the items referred to in clauses 4.09(b)(1) through (18) above, Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause 4.09(b)(19) and then outstanding, will not exceed $25.0 million at any time outstanding.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with this Section 4.09:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b) or could be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness once; provided that all Indebtedness outstanding on the Issue Date under the ABL Facility and the Term Loan Facility shall be deemed Incurred on the Issue Date under clauses (2)(a) and 2(b), respectively, of Section 4.09(b) and not Section 4.09(a) or clause (5) of Section 4.09(b) and may not later be reclassified;

(2) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (2) of Section 4.09(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment or accretion of interest in the form of additional Indebtedness, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness, (iii) in the case of the guarantee by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (iv) in the case of Indebtedness of others guaranteed solely by means of a Lien on any asset or property of the Issuer or any Restricted Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.

In addition, the Issuer shall not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Issuer shall be in Default of this Section 4.09).

For purposes of determining compliance with any U.S. or Canadian dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. or Canadian dollar-equivalent principal amount of Indebtedness denominated in a foreign currency, respectively, shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. or Canadian dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. or Canadian dollar-denominated restriction, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Section 4.10 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of Collateral unless:

(i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Disposition), as determined in Good Faith by the Issuer (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Disposition;

(ii) at least 85% of the consideration from such Asset Disposition received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Additional Assets of a type which would constitute (x) Term Loan Collateral in the case of an Asset Disposition of Term Loan Collateral and (y) ABL Collateral in the case of an Asset Disposition of ABL Collateral (which are thereupon with their acquisition added to the Collateral securing the Notes) or (D) any combination of the foregoing;

(iii) to the extent that any consideration from such Asset Dispositions received by the Issuer or a Restricted Subsidiary, as the case may be, constitutes securities or other assets that are of a type or class that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes (as Term Loan Collateral or ABL Collateral, as applicable) in the manner provided for in this Indenture or any of the Collateral Documents; and

(iv) the Net Available Cash from any such Asset Disposition of Collateral is paid directly by the purchaser thereof to the Collateral Agent to be held in trust in a Collateral Account for application in accordance with this covenant.

Subject to the terms of the Intercreditor Agreements and the Credit Facilities, any Net Available Cash deposited into the Collateral Account from any Asset Dispositions of Collateral or Recovery Events relating to Collateral (as described below) may be withdrawn by the Issuer or a Restricted Subsidiary to be invested by the Issuer or such Restricted Subsidiary in Additional Assets that would constitute (x) Term Loan Collateral in the case of an Asset Disposition of Term Loan Collateral and (y) ABL Collateral in the case of an Asset Disposition of ABL Collateral, within 365 days of the date of such Asset Disposition or Recovery Event, which Additional Assets are thereupon with their acquisition added to the Collateral securing the Notes.

All of the Net Available Cash received by the Issuer or such Restricted Subsidiary, as the case may be, from any Recovery Event relating to Collateral shall be deposited directly into the Collateral Account and, subject to the terms of the Intercreditor Agreements and the Credit Facilities, may be withdrawn by the Issuer or such Restricted Subsidiary to be invested in Collateral (which may include performance of a restoration of the affected Collateral) in accordance with, and of the type described by, the preceding paragraph within 365 days of the date of such Recovery Event.

Any Net Available Cash from Asset Dispositions of Collateral or Recovery Events that are not applied or invested as provided in this Section 4.10(a) will be deemed to constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $25.0 million, the Issuer will be required to make an offer (“Collateral Disposition Offer”) to all Holders to purchase the maximum principal amount of the Notes (on a pro rata basis) and, if required by the terms of any other Pari Passu Lien Obligations, to the holders of such Pari Passu Lien Obligations (on a pro rata basis), to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other Pari Passu Lien Obligations, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof with respect to the Notes; provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Dispositions of (x) ABL Collateral, the Issuer may, prior to making a Collateral Disposition Offer, make a prepayment with respect to the maximum principal amount of Indebtedness that is secured by such ABL Collateral on a priority basis relative to the Notes that may be prepaid out of such Excess Collateral Proceeds (and to correspondingly reduce commitments with respect thereto), at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, or (y) Term Loan Collateral, the Issuer may, prior to making a Collateral Disposition Offer, make a prepayment with respect to the maximum principal amount of Indebtedness that is secured by such Term Loan Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds (and to correspondingly reduce commitments with respect thereto), at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, in each case, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to Holders in accordance with this paragraph. To the extent that the aggregate amount of Notes so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Issuer may use any remaining Excess Collateral Proceeds (“Unutilized Excess Collateral Proceeds”) for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders and holders of any Pari Passu Lien Obligations exceeds the amount of Excess Collateral Proceeds, the Notes and Pari Passu Lien Obligations to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

(b) The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition (other than Asset Dispositions of Collateral, which shall be treated in the manner set forth in Section 4.10(a)) unless:

(i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Disposition), as determined in Good Faith by the Issuer (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(ii) at least 75% of the consideration from such Asset Disposition received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Additional Assets of a type which would constitute Collateral (which are thereupon with their acquisition added to the Collateral securing the Notes (as Term Loan Collateral or ABL Collateral, as applicable) or (D) or any combination of the foregoing; and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer (or such Restricted Subsidiary, as the case may be) as follows (it being understood that actions under clauses (A), (B), (C) or (D) may occur in any priority during such 365-day period):

(A) to the extent the Issuer or such Restricted Subsidiary elects (or is required by the terms of such Indebtedness), to prepay, repay or purchase Indebtedness under the Debt Facilities that are secured by Liens that rank in all respects in priority to the Notes within 365 days after the date of the date of such Asset Disposition;

(B) to the extent the Issuer or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase other Indebtedness (other than Disqualified Stock, Subordinated Obligations and Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within 365 days after the date of such Asset Disposition; provided that the Issuer shall equally and ratably reduce obligations under the Notes as provided under Section 3.07, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(C) to the extent the Issuer or such Restricted Subsidiary elects, to purchase Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition, which Additional Assets are thereupon with their acquisition added to the Collateral (as (x) Term Loan Collateral to the extent such Additional Assets are of the type that would constitute Term Loan Collateral or (y) as ABL Collateral to the extent such Additional Assets are of the type that would constitute ABL Collateral) securing the Notes;

(D) to the extent the Issuer or such Restricted Subsidiary elects, to make an investment in a capital expenditure used or useful in a Related Business within 365 days after the date of such Asset Disposition, provided that to the extent such investment is of a type which would constitute Collateral, such investment is thereupon added to the Collateral (as (x) Term Loan Collateral to the extent such investments is of the type that would constitute Term Loan Collateral or (y) as ABL Collateral to the extent such investment is of the type that would constitute ABL Collateral) securing the Notes;

(E) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A),(B), (C) and (D), to make an offer to purchase Notes and Pari Passu Indebtedness with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date; and

(F) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C), (D) and (E) above, to fund (to the extent consistent with any other applicable provision of this Indenture) any corporate purpose;

provided , however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B) or (E) above, the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that pending the final application of any such Net Available Cash in accordance with this clause (iii), the Issuer and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

In the case of the second paragraph of Section 4.10(a) or Section 4.10(b)(iii)(C), if, during the 365-day period following the date of the Asset Disposition, the Issuer or such Restricted Subsidiary (x) enters into a written agreement committing it to apply such Net Available Cash in accordance with the requirements of the second paragraph of Section 4.10(a) or Section 4.10(b)(iii)(C) after such 365-day period or (y) has begun construction of such Additional Assets using such Net Available Cash and delivers an Officers’ Certificate to the Trustee certifying that such Net Available Cash has been budgeted toward such construction, then such 365-day period will be extended with respect to the amount of Net Available Cash so committed or so budgeted for a period, in each case not to exceed 180 days, until such Net Available Cash is required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) or has been applied toward such construction, as the case may be.

In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 4.10(b)(iii)(E), the Issuer will be required to apply such Excess Proceeds (as defined below) to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Issuer to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) the Issuer will make an offer to purchase (an “Asset Disposition Offer”) within ten Business Days of such time from all Holders in accordance with the procedures set forth in Section 3.09 in the maximum principal amount (expressed as a multiple of US$1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Issuer will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 3.09 with respect to the Asset Deposition Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes and Pari Passu Indebtedness tendered pursuant to the Asset Disposition Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds (“Unutilized Excess Proceeds”) will be available to the Issuer for use in accordance with Section 4.10(b)(iii)(F). The Issuer shall only be required to make an Asset Disposition Offer for Notes pursuant to this Section 4.10 if the Net Available Cash available therefor (after application of the proceeds as provided in Section 4.10(b)(iii)(A), (b)(iii)(B), (b)(iii)(C) and (b)(iii)(D)) (“Excess Proceeds”) exceeds $25.0 million (any lesser amounts shall be carried forward for purposes of determining whether an Asset Disposition Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of any such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c) For the purposes of this covenant, the following are deemed to be cash:

(i) the assumption of Indebtedness of the Issuer (other than (x) for purposes of Section 4.10(a), Disqualified Stock, Subordinated Obligations, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness and (y) for purposes of Section 4.10(b), Disqualified Stock or Subordinated Obligations) or Indebtedness of any Restricted Subsidiary (other than (x) for purposes of Section 4.10(a), Guarantor Subordinated Obligations, Disqualified Stock, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness of any Guarantor and (y) for purposes of Section 4.10(b), Guarantor Subordinated Obligations or Disqualified Stock of any Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness;

(ii) securities, notes or similar obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted within 180 days by the Issuer or such Restricted Subsidiary into cash; and

(iii) (A) for purposes of Section 4.10(a), any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value (determined in Good Faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii)(A) that is at that time outstanding, not to exceed $15.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (B) for purposes of Section 4.10(b), any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value (determined in Good Faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii)(B) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to Section 4.10(b), the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.

(d) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.10, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached obligations of the Issuer described under this Section 4.10.

Section 4.11 Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million unless:

(1) the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Issuer or such Restricted Subsidiary,

as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $15.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer and by a majority of the disinterested members of the Board of Directors of the Issuer (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the Issuer has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial point of view, to the Issuer and the Restricted Subsidiaries, as applicable, or not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b) The provisions of Section 4.11(a) will not apply to:

(1) any (i) Restricted Payment permitted to be made pursuant to Section 4.07 and (ii) Permitted Investment in any Person (other than any Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely as a result of ownership of Investments in such Person by the Issuer or any Restricted Subsidiary;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Issuer pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans, agreements or arrangements approved by the Board of Directors of the Issuer;

(3) loans (or cancellation of loans) or advances to employees, officers or directors of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary of the Issuer which are approved by a majority of the Board of Directors of the Issuer in good faith;

(4) any transaction between or among the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries, and any guarantees issued by the Issuer or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

(5) the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Issuer or any Restricted Subsidiary, whether by charter, bylaw, statutory or contractual provisions;

(6) the existence of, and the performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any agreement to which the Issuer or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue

Date will be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Holders of the Notes in any material respect, as determined in Good Faith by the Issuer, than the terms of the agreements in effect on the Issue Date;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Issuer or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders, as determined in Good Faith by the Issuer, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that as determined in Good Faith by the Issuer, such transactions are on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(9) any purchases by the Issuer’s Affiliates of Indebtedness of the Issuer or any of its Restricted Subsidiaries the majority of which Indebtedness is placed with Persons who are not Affiliates and the Affiliates of the Issuer purchase such Indebtedness on similar terms;

(10) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Issuer and the granting of registration and other customary rights in connection therewith or any contribution to the Capital Stock of the Issuer or any Restricted Subsidiary;

(11) the existence of, or the performance by the Issuer or any Restricted Subsidiaries of its obligations under the terms of, the Asset Purchase Agreement, and any agreement described in the Offering Memorandum under the heading “Related party transactions,” and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under any future amendment to such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause (11) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not more disadvantageous to the Holders of the Notes in any material respect, as determined in Good Faith by the Issuer, than the terms of the agreements in effect on the Issue Date; and

(12) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise (other than Disqualified Stock) pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer in good faith.

Section 4.12 Limitation on Liens.

The Issuer and each Guarantor will not, and the Issuer will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or otherwise suffer to exist or become effective any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property (including Capital Stock of the Issuer or its Subsidiaries) of the Issuer, such Guarantor or such Restricted Subsidiary, now owned or hereinafter acquired or any income or profits therefrom, or assign or convey any right to receive income therefrom. If the Issuer or any Guarantor, directly or indirectly, shall create, incur or suffer to exist any (A) Lien securing Term Loan Obligations or any other first-priority Lien on Term Loan Collateral or (B) Lien securing ABL Obligations or any other first- or second-priority Lien on ABL Collateral, then the Issuer or such Guarantor, as the case may be, must concurrently grant at least a second-priority Lien in the case of Collateral referred to in clause (A) and at least a third-priority Lien in the case of Collateral referred to in clause (B), subject to Permitted Liens, upon such property or assets as security for the Notes and the Guarantees.

Section 4.13 Corporate Existence.

Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.14 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.07, each Holder will have the right to require the Issuer to repurchase all or any part (in integral multiples of US$1,000 except that no Note may be tendered in part if the remaining principal amount would be less than US$2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, and Additional Interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Within 30 days following any Change of Control, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.07, the Issuer will mail a notice (the “Change of Control Offer”) to each Holder at the address appearing in the security register, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, and additional interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3) the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased;

(4) that any Notes not tendered will continue to accrue interest in accordance with the terms of this Indenture;

(5) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Depositary or Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase and a statement that such Holder is unconditionally withdrawing its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to US$2,000 in principal amount or an integral multiple of US$1,000 in excess thereof; and

(8) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b) On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (equal to US$2,000 or larger integral multiples of US$1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(c) The Paying Agent will promptly pay to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of US$2,000 or larger integral multiples of US$1,000.

(d) If the Change of Control Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, and Additional Interest, if any, will be paid on the relevant Interest Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(e) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if:

(i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer; or

(ii) a notice of redemption for all of the outstanding Notes has been given pursuant to this Indenture unless and until there is a default in payment of the applicable redemption price, plus accrued and unpaid interest to, but excluding, the proposed redemption date.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(f) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

(g) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Section 3.02, 3.05 and 3.06.

Section 4.15 Future Guarantors.

(a) The Issuer shall cause National Post, substantially contemporaneously with the consummation of the Acquisition, to execute and deliver to the Trustee a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, pursuant to which National Post will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior secured basis (and as provided in the Collateral Documents) and all other obligations under this Indenture and shall also deliver an Officers’ Certificate described under Section 4.15(b)(2).

(b) (1)(x) The Issuer will cause each Subsidiary that becomes a borrower under any Credit Facility or that guarantees, on the Issue Date or any time thereafter, any Indebtedness (including the Credit Facilities) of the Issuer or any Guarantor and (y) Holdings will cause each of its Subsidiaries (other than the Issuer), that becomes a borrower under any Credit Facilities or that guarantees, on the Issue Date or any time thereafter, any Indebtedness (including Credit Facilities) of the Issuer or any Guarantor, to execute and deliver to the Trustee a supplemental indenture to this Indenture, the form of which is attached as Exhibit C hereto, concurrently with becoming a borrower or guarantor under such Credit Facility or other Indebtedness pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior secured basis (and as provided in the Collateral Documents) and all other obligations under this Indenture; and

(2) deliver to the Trustee an Officer’s Certificate to the effect that:

(A) such Guarantee has been duly authorized; and

(B) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

(c) Each Restricted Subsidiary that becomes a Guarantor on or after the Issue Date shall also become a party to the applicable Collateral Documents, the Registration Rights Agreement and the Intercreditor Agreements and, to the extent required by this Indenture, shall as promptly as practicable execute and deliver such security instruments, financing statements, Mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Term Loan Collateral and the ABL Collateral) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected second- or third-priority security interest, as the case may be (subject to Permitted Liens), in properties and assets that constitute Collateral as security for the Notes or the Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Collateral Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

(d) Each Guarantee shall be released in accordance with Section 11.06.

Section 4.16 Limitation on Lines of Business.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Section 4.17 Limitation on Activities of Holdings.

Holdings shall not conduct, transfer or otherwise engage in any business or operations other than (i) its direct or indirect ownership of all of the Capital Stock in, and its management of, the Issuer, (ii) action required by law to maintain its existence, (iii) performance of its obligations under the Credit Facilities, this Indenture, the Collateral Documents, the Intercreditor Agreements and other agreements contemplated thereby, (iv) any public offering of its Capital Stock (other than Disqualified Stock), (v) activities incidental to its maintenance and continuance and to any of the foregoing activities and (vi) other activities to the extent permitted by, and in compliance with, the Credit Facilities.

Section 4.18 Effectiveness of Covenants.

Following the first day on which (1) the Notes have an Investment Grade Rating from both of the Ratings Agencies, and (2) no Default has occurred and is continuing under this Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the Suspended Covenants.

Additionally, upon the commencement of a Suspension Period, the amount of Excess Proceeds will be reset to zero. If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of

Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

On each Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.09(a) or one of the clauses set forth in Section 4.09(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Sections 4.09(a) or 4.09(b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (5) of Section 4.09(b). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though the covenant described under Section 4.07 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a) to the extent such Restricted Payments were not otherwise permitted to be made pursuant to clauses (1) through (20) of Section 4.07(b); provided that the amount available to be made as Restricted Payments on the Reinstatement Date pursuant to Section 4.07(a) shall not be reduced below zero solely as a result of such Restricted Payments under Section 4.07.

During the Suspension Period, the Board of Directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

Section 4.19 Withholding Taxes and Other Taxes.

(a) The Issuer shall make all its payments under or with respect to the Notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of the government of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Issuer or any Guarantor is resident for tax purposes, or any jurisdiction from or through which payment is made on behalf of the Issuer (each a “Relevant Taxing Jurisdiction”), unless the Issuer is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

(b) If the Issuer is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Issuer shall pay as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a Holder (including Additional Amounts) after such withholding or deduction shall not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of Canada of such Note); (2) any estate, inheritance, gift, sales, excise, transfer, value added, personal property tax or similar tax, assessment or governmental charge; (3) any Taxes payable otherwise than by deduction or withholding from payments on the Notes; or (4) any Taxes imposed because the relevant Holder or beneficial owner of the Note fails to complete, execute and deliver to the Issuer any form or document to the extent applicable to such Holder or beneficial owner that may be required by law or by reason of administration of such law by a governmental authority of the appropriate Relevant Taxing Jurisdiction and which is reasonably requested in writing to be delivered to the Issuer in order to enable the Issuer to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by the Issuer; nor shall the Issuer pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the Note had been presented for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period); (b) to any Holder or beneficial owner of the Notes with which the Issuer does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payments; or (c) with respect to any payment of principal of, or premium, if any, on or interest on such Note to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note.

(c) The Issuer shall pay the amount withheld or deducted to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Issuer shall provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

(d) Whenever in this Indenture there is mentioned, in any context:

(i) the payment of principal;

(ii) purchase prices in connection with a purchase of Notes;

(iii) interest or Additional Interest; or

(iv) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described in this Section 4.19 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Issuer shall indemnify a Holder, within 10 Business Days after written demand therefor, for the full amount of any Taxes paid by such Holder to a governmental authority of a Relevant Taxing Jurisdiction, on or with respect to any payment by or on account of any obligation of the Issuer to withhold or deduct an amount on account of Taxes for which the Issuer would have been obliged to pay an Additional Amount hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder shall be conclusive absent manifest error.

(e) The Issuer shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the Notes, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes (other than Taxes that are excluded from the Additional Amounts as provided in this Section 4.19), and the Issuer shall indemnify the Holders for any such taxes paid by such Holders.

(f) The obligations described in this Section 4.19 shall survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer is a resident or any political subdivision or taxing authority or agency thereof or therein.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer will not consolidate with or amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to, any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership or limited liability company organized and existing under the laws of Canada or any province or territory thereof; provided that if the Successor Company is not a corporation, such Successor Company shall be required to cause a subsidiary of such Successor Company to be a co-obligor of the Notes;

(2) the Successor Company (if other than the Issuer) assumes pursuant to a supplemental indenture or other documentation instruments, executed and delivered to the Trustee, in forms reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, this Indenture, the Collateral Documents (as applicable), the Registration Rights Agreement and the Intercreditor Agreements and the Successor Company will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act or other similar statute or regulation of the relevant jurisdictions;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Issuer, the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer, the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (i) the Issuer or the Successor Company, as applicable, would be able to

Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) or (ii) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be less than or equal to such Consolidated Leverage Ratio prior to such transaction;

(5) if the Successor Person is not the Issuer, each Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and its obligations under the Collateral Documents, the Registration Rights Agreement and the Intercreditor Agreements shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act or other similar statute or regulation of the relevant jurisdictions;

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and, if any supplement to any Collateral Document is required in connection with such transaction, that such supplement complies with the applicable provisions of this Indenture and the Collateral Documents;

(7) to the extent the assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Company will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(8) the Collateral owned by or transferred to the Successor Company shall:

(a) continue to constitute Collateral under this Indenture and the Collateral Documents,

(b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes, and

(c) not be subject to any Lien other than Permitted Liens.

(b) Notwithstanding the preceding clauses (3) and (4) of Section 5.01(a):

(1) any Restricted Subsidiary may consolidate with, amalgamate, merge with or into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Issuer or a Subsidiary Guarantor; and

(2) the Issuer may amalgamate or merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another province or territory of Canada; provided that, in the case of a Restricted Subsidiary that merges or amalgamates into the Issuer, the Issuer will not be required to comply with clause (6) of Section 5.01(a).

(c) In addition, each Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, consolidate with or amalgamate or merge with or into or wind up into (whether or not the Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Issuer or a Subsidiary Guarantor) unless:

(1) if such entity remains a Guarantor:

(a) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of Canada or any province or territory thereof;

(b) the Successor Guarantor, if other than such Guarantor, expressly assumes in writing by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under such Guarantor’s Guarantee, this Indenture, the Collateral Documents (as applicable), the Intercreditor Agreements and the Registration Rights Agreement and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act or other similar statute or regulation of the relevant jurisdictions;

(c) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and

(d) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; and

(2) if such transaction constitutes an Asset Disposition, the transaction is made in compliance with the covenant described under Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time), to the extent applicable.

(d) Notwithstanding the foregoing, any Subsidiary Guarantor may (i) amalgamate or merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer or (ii) merge with a Restricted Subsidiary of the Issuer solely for the purpose of reincorporating the Subsidiary Guarantor in Canada or any province or territory thereof, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

(e) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Section 5.02 Successor Entity Substituted.

Upon satisfaction of the applicable conditions of Section 5.01, the Issuer or the applicable Guarantor, as the case may be, will be released from its obligations under this Indenture and its Guarantee and the Successor Company or the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or a Guarantor, as the case may be, under this Indenture, the Collateral Documents (as applicable), the Intercreditor Agreements and the Registration Rights Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor Issuer will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Guarantee.

Solely for the purpose of computing amounts described in clauses (C)(i), (C)(ii), (C)(iii) and (C)(iv) of Section 4.07(a), the Successor Company shall only be deemed to have succeeded and be substituted for the Issuer with respect to periods subsequent to the effective time of such merger, amalgamation, consolidation, combination or transfer of assets.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an Event of Default:

(1) default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when due, and the continuance of such default for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Issuer or any Guarantor to comply with its obligations under Section 4.10(a), Section 4.14 or Section 5.01;

(4) failure by the Issuer or any Guarantor to comply for 60 days after notice as provided below with its other agreements (except as provided in clauses (1) through (3) above) contained in this Indenture or under the Notes, the Collateral Documents or the Intercreditor Agreements;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal on such Indebtedness at its final stated maturity after giving effect to any grace period provided in the agreements or instruments governing such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final, maturity (the “cross-acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $25.0 million (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company (as determined in the Good Faith by the Issuer) that has not contested coverage), which judgments remain unsatisfied or undischarged for any period of 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect (the “judgment default provision”);

(7) any (x) Guarantee, (y) Collateral Document governing a security interest with respect to any Collateral having a fair market value in excess of $10.0 million or (z) obligation under any Intercreditor Agreement, in each case, of Holdings, the Issuer, a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Guarantees) or is declared null and void in a judicial proceeding or Holdings, any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture, its Guarantee, any Collateral Document or the Intercreditor Agreements and the Issuer fails to cause such Restricted Subsidiary or Restricted Subsidiaries, as the case may be, to rescind such denials or disaffirmations within 30 days; and

(8) Holdings, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Holdings, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the most recent audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which Holdings, the Issuer, any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of Holdings, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of Holdings, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C) orders the liquidation, dissolution or winding up of Holdings, the Issuer, or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(10) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the Collateral Documents and the terms of this Indenture or the Intercreditor Agreements, as applicable, and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (B) the assertion by the Issuer or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) which are required to be made or the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents if such assertion is not rescinded within 30 days.

However, a default under clause (4) of this Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the Default and the Issuer does not cure such Default within the time specified in clause (4) of this Section 6.01(a) after receipt of such notice.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default described in clause (8) or (9) of Section 6.01(a) with respect to the Issuer or Holdings) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest), if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest (including Additional Interest) will be due and payable immediately.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the Default triggering such Event of Default pursuant to such clause (5) of Section 6.01(a) shall be remedied or cured by the Issuer or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c) If an Event of Default described in clause (8) or (9) of Section 6.01(a) occurs and is continuing with respect to the Issuer or Holdings, the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest) on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(d) The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, and interest (including Additional Interest) on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1) a continuing Default in the payment of the principal of, premium, if any, or interest (including Additional Interest) on any Note held by a non-consenting Holder (including in connection with a Collateral Disposition Offer, an Asset Disposition Offer or a Change of Control Offer); and

(2) a Default with respect to a provision that under Article 9 cannot be amended without the consent of each Holder affected,

provided, that subject to Section 6.02, the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default, that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. The Trustee and the Collateral Agent, as the case may be, however, may refuse to follow any direction that conflicts with law or this Indenture, the Notes, the Guarantees, the Collateral Documents or the Intercreditor Agreements or that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee or the Collateral Agent in personal liability or expense for which each of the Trustee or the Collateral Agent, as the case may be, has not received indemnification or security reasonably satisfactory to it.

Section 6.06 Limitation on Suits.

Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Notwithstanding the foregoing, in no event may any Holder enforce any Lien of the Collateral Agent pursuant to the Collateral Documents. The Collateral Agent’s ability to foreclose upon and sell the Collateral upon an Event of Default will be subject to the terms of the Intercreditor Agreements and limitations under bankruptcy and local laws. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest (including Additional Interest) on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer, a Collateral Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer and any other obligor on the Notes for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and outside counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and outside counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor on the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and outside counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

(a) With respect to the Term Loan Collateral, if the Trustee collects any money or property pursuant to this Article 6, or pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents or the Intercreditor Agreements (including any money or property deposited into the Collateral Account in connection therewith), it shall pay out the money in the following order:

(1) to the Trustee and its agents and outside attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection and to the Collateral Agent for fees and expenses incurred under the Collateral Documents or the Intercreditor Agreements;

(2) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest (including Additional Interest) ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

(3) to the administrative agent under the ABL Facility for amounts due and unpaid under the ABL Facility until the obligations thereunder are paid in full; and

(4) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

(b) With respect to the ABL Collateral, if the Trustee collects any money or property pursuant to this Article 6, or pursuant to the foreclosure or other remedial provisions contained in the

Collateral Documents or the Intercreditor Agreements (including any money or property deposited into the Collateral Account in connection therewith), it shall pay out the money in the following order:

(1) to the Trustee and its agents and outside attorneys for amounts due under Section 7.07, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(2) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

(c) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder in the manner set forth in Section 13.02.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee or the Collateral Agent shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee and the Collateral Agent shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled upon reasonable notice during normal business hours to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The Trustee shall have no obligation to invest or reinvest any cash held in the absence of timely and specific written investment direction from the Issuer. In no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon. The Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Issuer to provide timely written investment direction.

Section 7.03 Individual Rights.

The Trustee, any Agent or the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee, such Agent or the Collateral Agent. However, in the event that the Trustee acquires any conflicting interest within the meaning of Section 310(b) of the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04 Disclaimer.

Neither the Trustee nor the Collateral Agent shall be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Guarantees, the Collateral Documents or the Intercreditor Agreements, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or the Collateral Agent, as the case may be, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication on the Notes.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06 Reports by Trustee to Holders of the Notes.

Within 60 days after each July 1, beginning with July 1, 2011, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c). To the extent that this Indenture is required to be qualified under the Trust Indenture Act, the Trustee shall also comply with Section 313(d). The Issuer shall promptly notify the Trustee in writing in the event the Notes are listed on any national securities exchange or delisted therefrom.

Section 7.07 Compensation and Indemnity.

(a) The Issuer and the Guarantors, jointly and severally, shall pay to each of the Trustee and the Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse each of the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the respective agents and outside counsel of the Trustee and the Collateral Agent. The Trustee shall provide the Issuer reasonable notice of any expenditure not in the ordinary course of business.

(b) The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and the Collateral Agent, including their officers, directors, employees and agents, for, and hold each of the Trustee and the Collateral Agent, including their officers, directors, employees and agents, and any predecessor harmless from and against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses (other than the allocated cost of internal counsel)) and taxes (other than taxes based upon or determined by income of the Trustee) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements (including the costs and expenses of enforcing this Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements against the Issuer or any Guarantor (including this Section 7.07)) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). Each of the Trustee and the Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and each of the Trustee and the Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of one such counsel (and any appropriate local counsel). Neither the Issuer nor any Guarantor need pay for any settlement without its consent, which consent will not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.

(c) The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Collateral Agent, as the case may be.

(d) To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, each of the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, as the case may be, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a) (7) or (8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee or the Collateral Agent.

(a) A resignation or removal of the Trustee or the Collateral Agent and appointment of a successor Trustee or a successor Collateral Agent shall become effective only upon the successor Trustee’s or successor Collateral Agent’s acceptance of appointment as provided in this Section 7.08. The Trustee or the Collateral Agent may resign in writing at any time by giving 30 days prior notice of such resignation to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee or the Collateral Agent by so notifying the Trustee or the Collateral Agent, as the case may be, and the Issuer in writing. The Issuer may remove the Trustee or the Collateral Agent if:

(1) in the case of the Trustee, the Trustee fails to comply with Section 7.10;

(2) the Trustee or the Collateral Agent, as the case may be, is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee or the Collateral Agent under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or the Collateral Agent, as the case may be, or its property; or

(4) the Trustee or the Collateral Agent, as the case may be, becomes incapable of acting.

(b) If the Trustee or the Collateral Agent resigns or is removed or if a vacancy exists in the office of Trustee or the Collateral Agent for any reason, the Issuer shall promptly appoint a successor Trustee or a successor Collateral Agent, as the case may be. Within one year after the successor Trustee or successor Collateral Agent takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee or successor Collateral Agent to replace it with another successor Trustee or successor Collateral Agent.

(c) If a successor Trustee or a successor Collateral Agent does not take office within 45 days after the retiring Trustee or Collateral Agent resigns or is removed, the retiring Trustee or Collateral Agent (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Collateral Agent, as the case may be.

(d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee or successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Collateral Agent and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee or Collateral Agent shall become effective, and the successor Trustee or Collateral Agent shall have all the rights, powers and duties of the Trustee or the Collateral Agent under this Indenture. The successor Trustee or Collateral Agent shall mail a notice of its succession to Holders. The retiring Trustee or Collateral Agent shall promptly transfer all property held by it as Trustee or Collateral Agent to the successor Trustee or Collateral Agent; provided that all sums owing to the Trustee or the Collateral Agent, as the case may be, hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee or the Collateral Agent pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee or Collateral Agent.

(f) As used in this Section 7.08, the term “Trustee” shall also include each Agent.

Section 7.09 Successor by Merger, etc.

If the Trustee or the Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association, without any further act shall be the successor Trustee or Collateral Agent, subject to Section 7.10.

Section 7.10 Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(b) This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11 Preferential Collection of Claims Against the Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and the Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes issued under this Indenture to receive payments in respect of the principal of, or interest and Additional Interest or premium, if any, on such Notes when such payments are due from the trust created pursuant to this Indenture referred to in Section 8.04;

(2) the Issuer’s obligations with respect to the Notes issued under this Indenture concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and Guarantors’ obligations in connection therewith; and

(4) this Section 8.02.

If the Issuer exercises the Legal Defeasance option, the Liens on the Collateral will be released and Guarantees in effect at such time will terminate.

(b) Following the Issuer’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

(c) Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17 and 4.18, clause (4) of Section 5.01(a) and Section 9.07, with respect to the outstanding Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture, the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture, such Notes and such Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (only to the extent due to the failure of the Issuer to comply with Section 5.01(a)(4), 6.01(a)(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5), 6.01(a)(6), 6.07(a)(7), 6.01(a)(8) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Significant Subsidiary), 6.01(a)(9) (solely with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Significant Subsidiary) and 6.01(a)(10), in each case shall not constitute Events of Default.

If the Issuer exercises the Covenant Defeasance option, the Liens on the Collateral will be released and Guarantees in effect at that time will terminate.

Section 8.04 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in the United States or Canada, to pay the principal of, or interest and Additional Interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the

Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the respective outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) in the case of Legal Defeasance or Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee and qualified to practice in Canada or a ruling from the Canada Revenue Agency to the effect that holders of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will only be subject to Canadian federal, provincial income tax, non-resident withholding tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(7) the Issuer must deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Issuer between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(8) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(9) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuer and the Guarantors, jointly and severally, shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants in the United States or Canada expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuer.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the

Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or Additional Interest, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02, without the consent of any Holder, the Issuer, the Guarantors and the Trustee or the Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) subject to the requirements of Section 5.01, provide for the assumption of the obligations of the Issuer or any Guarantor under this Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4) add Guarantees with respect to the Notes or release a Guarantor from its obligations under its Guarantee in accordance with the applicable provisions of this Indenture;

(5) add additional assets as Collateral to secure the Notes and the Guarantees;

(6) release Liens in favor of the Collateral Agent in the Collateral as provided in Section 10.07 or otherwise in accordance with the terms of this Indenture, Collateral Documents or the Intercreditor Agreements;

(7) add to the covenants of the Issuer for the benefit of the Holders, add Events of Default or surrender any right or power conferred upon the Issuer;

(8) make any change that does not adversely affect the rights of any Holder in any material respect;

(9) comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;

(10) provide for the appointment of a successor Trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or provide for the appointment of a successor Collateral Agent;

(11) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12) conform the text of this Indenture, the Notes, the Guarantees, any Collateral Document or the Intercreditor Agreements to any provision of the “Description of notes” section of the Offering Memorandum to the extent that such provision in the “Description of notes” is intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Guarantees, any Collateral Document or the Intercreditor Agreements; or

(13) provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture.

(b) The Holders shall be deemed to have consented for purposes of the Collateral Documents and the Intercreditor Agreements to any of the following amendments, waivers and other modifications to the Collateral Documents and the Intercreditor Agreements:

(1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Obligations that are Incurred in compliance with the ABL Facility, the Term Loan Facility, this Indenture and the Collateral Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreements with the Liens on such Collateral securing the Obligations under this Indenture and the Notes, all on the terms provided for in the Intercreditor Agreements in effect immediately prior to such amendment;

(2) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with the ABL Facility, the Term Loan Facility and this Indenture and the Collateral Documents and that is permitted to have an equal priority with respect to the Liens securing the obligations under the ABL Facility, (B) to establish that the Liens on any ABL Collateral securing such Indebtedness shall be pari passu under the ABL Intercreditor Agreements with the Liens on such ABL Collateral securing the obligations under the ABL Facility and senior to the Liens on such ABL Collateral securing any obligations under this Indenture and the Notes, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any Term Loan Collateral securing such Indebtedness shall be junior and subordinated to the Liens on such Term Loan Collateral securing any obligations under this Indenture and the Notes, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment;

(3) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with the ABL Facility, the Term Loan Facility and this Indenture and the Collateral Documents and that is permitted to have an equal priority with respect to the Liens securing the obligations under the Term Loan Facility and (B) to establish that the Liens on any Collateral securing such Indebtedness shall be pari passu under the Intercreditor Agreements with the Liens on such Collateral securing the obligations under the Term Loan Facility and senior to the Liens on such Collateral securing any obligations under this Indenture and the Notes, all on the terms provided for in the Intercreditor Agreements in effect immediately prior to such amendment;

(4) to establish that the Liens on any ABL Collateral securing any Indebtedness replacing the ABL Facility permitted to be incurred under clause 2(a) of Section 4.09(b) shall be senior to the Liens on such ABL Collateral securing any obligations under this Indenture, the Notes and the Guarantees, and that the Liens on any Term Loan Collateral securing such Indebtedness shall be junior to the Liens on such Term Loan Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreements in effect immediately prior to such amendment;

(5) to establish that the Liens on any Collateral securing any Indebtedness replacing the Term Loan Facility permitted to be incurred under clause 2(b) of Section 4.09(b) shall be senior to the Liens on such Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreements in effect immediately prior to such amendment;

(6) upon any cancellation or termination of the ABL Facility without a replacement thereof, to establish that the ABL Collateral shall become Term Loan Collateral; and

(7) upon any cancellation or termination of the Term Loan Facility without a replacement thereof, to establish that the Liens on the Collateral securing any obligations under this Indenture, the Notes and the Guarantees shall be first-priority Liens, with respect to the Term Loan Collateral, and second-priority Liens, with respect to the ABL Collateral.

Any such additional party, the Credit Agents, the Trustee and the Collateral Agent shall be entitled to rely upon an Officers’ Certificate and an Opinion of Counsel certifying that such Pari Passu Lien Obligations or Indebtedness, as the case may be, was issued or borrowed in compliance with the Credit Facilities, this Indenture and the Collateral Documents.

(c) Upon the request of the Issuer and upon receipt by the Trustee of the documents described in Section 13.04, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibits C or D hereto, and delivery of an Officers’ Certificate, except as provided in Section 5.01(c).

Section 9.02 With Consent of Holders.

(a) Except as provided below in this Section 9.02, the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Guarantees, the Collateral Documents and any Intercreditor Agreement with the consent of the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, and Additional Interest, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Issuer and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 13.04, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

(e) Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest or Additional Interest, if any, on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or Additional Interest or premium, if any, on the Notes issued under this Indenture (except a rescission of acceleration of the Notes issued under this Indenture by the Holders of at least a majority in aggregate principal amount of the Notes issued under this Indenture with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased pursuant to Section 3.07, 4.10 or 4.14, whether through an amendment or waiver of provisions in the covenants or otherwise; provided that amendments to the definition of “Change of Control” or “Asset Disposition” shall not require the consent of each Holder affected;

(6) make any Note payable in a currency other than that stated in the Note;

(7) impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8) make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

(9) modify the Guarantee of Holdings or modify the Guarantees of any Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary in any manner, taken as a whole, materially adverse to the Holders;

(10) release the Guarantee of Holdings or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture, except in compliance with the terms thereof; or

(11) make any change to or modify the ranking of the Notes or the Guarantees thereof that would adversely affect the Holders thereof.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may:

(1) modify any Collateral Document or the provisions in this Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral from the Liens of the Collateral Documents other than in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreements; or

(2) modify any Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements.

(f) A consent to any amendment, supplement or waiver of this Indenture, any Guarantee and the Notes by any Holder given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

Section 9.03 Compliance with Trust Indenture Act.

If this Indenture is qualified under the Trust Indenture Act, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Issuer may, but shall not be obligated to, fix a record date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver.

Section 9.05 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Collateral Agent to Sign Amendments, etc.

The Trustee or the Collateral Agent, as the case may be, shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as the case may be. In executing any amendment, supplement or waiver, the Trustee and the Collateral Agent shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel (except as provided in the last sentence of Section 9.01(b)) stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

Section 9.07 Payment for Consent.

None of the Issuer or the Guarantors shall, and the Issuer shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 The Collateral.

(a) The Issuer hereby appoints BNY Trust Company of Canada to act as Collateral Agent, and each Holder by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to such appointment. The Collateral Agent shall have the privileges, powers and immunities set forth in this Indenture, the Collateral Documents and the Intercreditor Agreements. The due and punctual payment of the principal of, premium, if any, and interest (including Additional Interest) on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.07 and Section 8.05(b) herein, and the Notes and the Guarantees thereof and the Collateral Documents, shall be secured by second-priority and third-priority Liens and security interests in the Collateral, in each case subject to Permitted Liens, as and to the extent provided in the Collateral Documents which the Issuer and Holdings, as the case may be, have entered into simultaneously with the execution of this Indenture and which National Post will enter into immediately upon consummation of the Acquisition and will be secured by all Collateral Documents hereafter delivered as required or permitted by this Indenture, the Collateral Documents and the Intercreditor Agreements. The Issuer and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreements, and the Collateral Agent and the Trustee are hereby authorized to execute and deliver the Collateral Documents and the Intercreditor Agreements.

(b) Each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreements (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, agrees to the appointment of the Collateral Agent and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights, powers and discretions under the Collateral Documents and the Intercreditor Agreements in accordance therewith.

(c) The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledges that, as more fully set forth in the Collateral Documents and the Intercreditor Agreements, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Collateral Documents and the Intercreditor Agreements and actions that may be taken thereunder.

(d) For greater certainty, and without limiting the powers of the Collateral Agent (or any other Person acting as an agent or mandatary for the Collateral Agent) hereunder or under the Collateral Documents and the Intercreditor Agreements, the Issuer and each Guarantor hereby acknowledges that, for purposes of holding any security granted by the Issuer or any Guarantor on property pursuant to the laws of the Province of Quebec to secure obligations of the Issuer or any Guarantor under any Note, bond or debenture, the Collateral Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec) for the Trustee, all present and future Holders and all present and future holders of any such bond or debenture. The Trustee hereby irrevocably constitutes the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by the Issuer or any Guarantor in the Province of Québec to secure the obligations of the Issuer or any Guarantor under any Note, bond or debenture issued by the Issuer. Each Holder shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by holding, or accepting the benefit of, any Note, bond or debenture. Notwithstanding the provisions of section 32 of the An Act respecting the special powers of legal persons (Quebec), the Collateral Agent or the Trustee may acquire and be the holder of any such Note, bond or debenture. The Issuer hereby acknowledges that each of the Notes and any such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec. The execution by the Collateral Agent as fondé de pouvoir of any deeds of hypothec or other documents prior to the date hereof is hereby ratified and confirmed. The Issuer, the Trustee and the Holders also agree that the Collateral Agent may hold any bond or debenture issued by the Issuer, including as named bondholder or debentureholder or as the Person holding on behalf of the

Trustee and the Holders, in accordance with Article 2705 of the Civil Code of Quebec, any bond or debenture pledged in favour of the Trustee and the Holders.

Section 10.02 Further Assurances.

(a) The Issuer and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral. In addition, to the extent required under this Indenture or any of the Collateral Documents, from time to time, the Issuer will reasonably promptly secure the obligations under this Indenture and Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Collateral Documents. Such security interests and Liens will be created under the Collateral Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Trustee and the Issuer shall deliver or cause to be delivered to Trustee all such instruments and documents (including certificates, legal opinions, title insurance policies and lien searches) as the Trustee shall reasonably request to evidence compliance with this covenant. The Issuer agrees to provide such evidence as the Trustee shall reasonably request as to the perfection (to the extent required by the Security Documents) and second or third priority status, as applicable, of each such security interest and Lien.

(b) The Issuer shall comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral whether or not this Indenture is qualified under the Trust Indenture Act. To the extent required by the Trust Indenture Act, the Issuer shall deliver the opinion(s) required by Section 314(b)(1) of the Trust Indenture Act. Subsequent to the execution and delivery of this Indenture, to the extent required by the Trust Indenture Act, the Issuer shall furnish to the Trustee on or prior to each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to any filing, re-filing, recording or re-recording with respect to the Collateral as is necessary to maintain the Lien on the Collateral in favor of the Holders or (ii) in the opinion of such counsel, that no such action is necessary to maintain such Lien.

(c) The Issuer will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with, whether or not this Indenture is qualified under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

Section 10.03 After-Acquired Property.

Upon (1) the acquisition by the Issuer or any Guarantor after the Issue Date of any after-acquired assets, including, but not limited to, any after-acquired Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral or the Issuer’s or a

Guarantor’s entering into of a Material Lease, or (2) the acquisition by the Issuer or any Guarantor after the Issue Date of any Additional Assets out of the Net Cash Proceeds from any issuance of Additional Notes or other Indebtedness or in compliance with Section 4.10, the Issuer or such Guarantor shall execute and deliver:

(a) with regard to any Material Real Property or Material Leases, the items described under Section 10.05 within 60 days of the date of such acquisition or the entering into of such leases, and

(b) to the extent required by the Collateral Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Assets) and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Section 10.04 Impairment of Security Interest.

Neither the Issuer nor any of its Restricted Subsidiaries shall take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral. Neither the Issuer nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any Liens in the Collateral, other than Permitted Liens. None of Holdings, the Issuer or any of its respective Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person in a manner that conflicts with this Indenture, the Notes, the Guarantees and the Collateral Documents. Holdings and the Issuer will, and the Issuer will cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

Section 10.05 Real Estate Mortgages and Filings.

With respect to (i) the Premises owned or leased by the Issuer or a Guarantor on the Issue Date, within 60 days after the Issue Date or such earlier date as similar documents or evidence of completion are delivered or performed pursuant to the Credit Facilities and (ii) Premises acquired or leased by the Issuer or a Guarantor after the Issue Date, within 60 days of the date of acquisition or lease, as applicable:

(a) the Issuer or such Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, fully executed counterparts of Mortgages, and evidence that a counterpart of the Mortgage has been either recorded or registered or delivered to a title insurer or title insurance agent (the “Title Company”) in all places to the extent necessary or desirable to effectively create a valid and enforceable mortgage, charge, hypothec or deed of trust lien (with the priority required by the Intercreditor Agreements) on the covered Premises in favor of the Collateral Agent for its own benefit and the benefit of the Trustee and each Holder of the Notes, securing the Notes, subject to Permitted Liens; (provided that in jurisdictions that impose mortgage recording or registration taxes that are calculated with reference to the principal amount of the Mortgage, such Mortgage shall not secure Indebtedness in an amount exceeding 105% of the Fair Market Value of such Premises, as reasonably determined in Good Faith by the Issuer and reasonably acceptable to the Collateral Agent or the Issuer, or the applicable Guarantor, shall provide to the applicable registry office an affidavit concerning the Fair Market Value of such Premises), subject to Permitted Liens, provided, however, that with respect to Premises leased by the

Issuer, or the applicable Guarantor, as tenant, the Issuer or the applicable Guarantor shall use commercially reasonable efforts to obtain landlord consents, if required pursuant to the lease relating to such leased Premises, in order to grant a Mortgage on such lease and assurances, in form and substance reasonably satisfactory to the Collateral Agent, and if such consent is obtained, then the Issuer or the applicable Guarantor shall promptly thereafter execute and deliver a Mortgage with respect to such lease as required above (and any such leasehold property shall not be considered “Premises” for purposes of clauses (b) and (c)) of this Section 10.05 unless and until such landlord consent is obtained);

(b) the Collateral Agent shall have received a policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) which shall (A) be in an amount equal to 105% of the fair market value of the Premises covered thereby, (B) be issued at commercially reasonable rates, (C) insure or commit to insure that the Mortgage insured thereby creates a valid and enforceable mortgage, charge, hypothec or deed of trust lien (with the priority required by the Intercreditor Agreements) in the real property described therein, free and clear of all defects and encumbrances, except Permitted Liens, (D) name the Collateral Agent for the benefit of the Trustee and each holder of the Notes as the insured thereunder, (E) be in the form of ALTA Loan Policy—2006 (or equivalent policies), (F) contain such affirmative coverage and title endorsements as the Collateral Agent shall reasonably request, and (G) be issued by the Title Company, together with evidence that all premiums in respect of such policy or commitment, all charges for mortgage recording tax and all related expenses, if any, have been paid;

(c) the Issuer shall, or shall cause the Guarantors to, deliver to the Collateral Agent (x) with respect to each of the covered Premises owned on the Issue Date, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies) (in each case, to the extent existing on the Issue Date), local counsel opinions, fixture filings, along with such other documents, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably request and in each case, in form and scope as was delivered to the Initial Purchasers with respect to certain of the Premises on the Issue Date, and (y) with respect to each of the covered Premises acquired after the Issue Date, such filings, surveys (to the extent existing at the time of the acquisition), fixture filings, instruments, certificates, agreements and/or other documents necessary to comply with clauses (a) and (b) above and to perfect the Collateral Agent’s security interest and second-priority Lien in such acquired covered Premises, together with such local counsel opinions as are customary in a transaction of this type and as are delivered in connection with any Term Loan Facility.

Section 10.06 Leasehold Interests.

With respect to leasehold interests in real property leased by the Issuer or a Guarantor on or after the Issue Date, if, and to the extent that any landlord waiver, consent or collateral access agreement (“Landlord Access Agreement”) from the landlord, warehouseman or other party controlling such leased premises is delivered to the ABL Agent pursuant to the ABL Facility on or after the Issue Date with respect to such leased premises, the Issuer or the applicable Guarantor shall use its commercially reasonable efforts to obtain and deliver a Landlord Access Agreement to the Collateral Agent with respect to such leased premises; provided, that the foregoing obligation of the Issuer and the Guarantors with respect to such leased premises will be satisfied if the Issuer and/or the Guarantors deliver to the Collateral Agent a Landlord Access Agreement in the same form as was delivered to the ABL Agent under the ABL Facility, regardless of whether or not the Collateral Agent agrees to execute such document.

Section 10.07 Release of Liens on the Collateral.

(a) The Liens on the Collateral shall automatically and without the need for any further action by any Person be released with respect to the Notes:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole, upon:

(a) satisfaction and discharge of this Indenture as set forth under Section 12.01; or

(b) a legal defeasance or covenant defeasance of this Indenture as described under Article 8;

(3) in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by this Indenture or the Collateral Documents at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary);

(4) that is cash or Net Available Cash withdrawn from the Collateral Account for any one or more purposes permitted by Section 4.10(a);

(5) in whole or in part, as applicable, with the consent of Holders of 66 2/3% in aggregate principal amount of Notes (including without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes); and

(6) in part, in accordance with the applicable provisions of the Collateral Documents and the Intercreditor Agreements,

provided, that, in the case of any release in whole pursuant to clauses (1) through (5) above, all amounts owing to the Trustee and the Collateral Agent under this Indenture, the Notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements have been paid.

(b) With respect to the release of Premises and other principal properties that constitute Collateral, the Issuer and each Guarantor shall furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents and this Indenture:

(1) an Officers’ Certificate requesting such release;

(2) an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture and the Collateral Documents to such release have been complied with;

(3) a form of such release (which release shall be in form reasonably satisfactory to the Trustee and shall provide that the requested release is without recourse or warranty to the Trustee).

Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Issuer or such Guarantor to the Trustee of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Issuer, or the Guarantors, as the case may be, the released Collateral, and the Collateral Agent shall execute and deliver such documents and instruments prepared by the Issuer as the Issuer and the Guarantors may reasonably request to evidence such release without the consent of the Holders of the Notes.

(c) For purposes of the Trust Indenture Act, the release of any Collateral from the terms of the Collateral Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Collateral Documents if and to the extent the Collateral is released pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreements or upon the termination of this Indenture.

Section 10.08 Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Collateral Documents.

(a) Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and the Intercreditor Agreements and (b) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Subsidiaries hereunder and thereunder. Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the Intercreditor Agreements or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee or the Collateral Agent shall not be responsible for the perfection or priority of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity, sufficiency, existence, genuineness or value of the Collateral or the validity or enforceability of the Liens in any of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Issuer and each Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(A) a request from the Issuer that such Collateral be added;

(B) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into on the date of this Indenture, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(C) an Officers’ Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the fair market value required by this Indenture;

(D) an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Collateral Document being entered into; and

(E) such financing statements, if any, as the Issuer shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d) The Trustee or the Collateral Agent, in giving any consent or approval under the Collateral Documents or the Intercreditor Agreements, shall be entitled to receive, as a condition to such consent or approval, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given (i) does not adversely affect the interests of the Holders or impair the security of the Holders in contravention of the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements and (ii) is authorized and permitted according to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate and Opinion of Counsel.

Section 10.09 Collateral Account.

(a) The Collateral Agent is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements.

(b) All cash and Cash Equivalents received by the Collateral Agent from Asset Dispositions of Collateral, Recovery Events, Net Award or Net Insurance Proceeds, foreclosures of or sales of the Collateral, issuances of Additional Notes and other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, shall be deposited in the Collateral Account and thereafter shall be held, applied and/or disbursed by the Collateral Agent in accordance with the terms of this Indenture (including, without limitation, Section 4.10, Section 6.13 and Section 10.09(a)). The Collateral Account shall be a trust account and shall be established and maintained by the Collateral Agent at one of its corporate trust offices (which may include the New York corporate trust office), and all Collateral shall be credited thereto.

(c) Pending the distribution of funds in the Collateral Account in accordance with the provisions hereof and provided that no Event of Default shall have occurred and be continuing, the Issuer may direct the Collateral Agent in writing to invest such funds in Cash Equivalents specified in such direction, such investments to mature by the times such funds are needed hereunder and such direction to certify that such funds constitute Cash Equivalents and that no Event of Default shall have occurred and be continuing. So long as no Event of Default shall have occurred and be continuing, the Issuer may direct the Collateral Agent to sell, liquidate or cause the redemption of any such investments, such direction to certify that no Event of Default shall have occurred and be continuing. Any gain or income on any investment of funds in the Collateral Account shall be credited to the Collateral Account. The Collateral Agent shall have no liability for any loss incurred in connection with any investment or any sale, liquidation or redemption thereof made in accordance with the provisions of this Section 10.09(c).

Section 10.10 Rule 3-16 of Regulation S-X.

(a) Notwithstanding anything to the contrary set forth in this Article 10 or any Collateral Document, in the event that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of an Affiliate of Holdings or the Issuer due to the fact that such Afiliate’s Capital Stock secures the Notes, then the Capital Stock of such Subsidiary need not be pledged pursuant to this Section 10.10 and the Collateral Documents and shall automatically be deemed released and to not be and to not have been part of the Collateral, but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any Holder, to the extent necessary to evidence the release of Liens securing the Notes and the Guarantees on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral and the Trustee and Collateral Agent are hereby authorized by each Holder to execute, or to authorize the execution of or the filing of, any agreement, document or instrument in order to evidence such release or to otherwise give effect to this Section 10.10.

(b) In the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) an Affiliate’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Affiliate, then the Capital Stock of such Affiliate shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement (and, in such event, the Collateral Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Collateral Documents such additional Capital Stock) and the Issuer or such Affiliate, as applicable, shall take all such necessary steps to effectuate such Lien.

Section 10.11 Information Regarding Collateral.

(a) The Issuer will furnish to the Collateral Agent, with respect to the Issuer or any Guarantor, promptly (and in any event within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) organizational or business identification number. The Issuer and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Personal Property Security Act and any other applicable laws that are required in the Collateral Documents in order for the Collateral to be made subject to the Lien of the Collateral Agent under the Collateral Documents in the manner and to the extent required by this Indenture or any of the

Collateral Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Collateral Documents. The Issuer also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

(b) Each year, within 120 days after the end of the preceding fiscal year, the Issuer shall deliver to each of the Trustee and the Collateral Agent a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Collateral Documents or confirming that there has been no change in such information since the date of the prior annual financial statements. The Issuer’s fiscal year end as of the date of this Indenture is August 31. The Issuer shall notify the Trustee and Collateral Agent of any change to a fiscal year end within 30 days of such change.

Section 10.12 Negative Pledge.

The Issuer and its Restricted Subsidiaries will not further pledge the Collateral as security or otherwise, subject to Permitted Liens. The Issuer, however, subject to compliance by the Issuer with Section 4.09 and Section 4.12, has the ability to issue an unlimited aggregate principal amount of Additional Notes having identical terms and conditions as the Notes, all of which may be secured by the Collateral; provided, however, that the Net Cash Proceeds from any such issuance of Additional Notes shall be deposited into the Collateral Account and, to the extent not applied to refinance Indebtedness, invested by the Issuer in Additional Assets, which Additional Assets are thereupon with their acquisition added to the Collateral securing the Notes.

Section 10.13 Maintenance of Collateral.

The Issuer and the Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good, safe, and insurable operating order, condition, and repair (ordinary wear and tear and damage excepted) and to do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral consistent with normal business operations. The Issuer and the Guarantors shall pay all real estate and other taxes, and maintain in full force and effect all material permits and insurance in amounts and that insures against such losses and risks as are reasonable for the type and size of the business conducted by the Issuer and the Guarantors.

Section 10.14 Intercreditor Agreements.

This Article 10 of the Indenture and the provisions of each Collateral Document are subject to the terms, limitations and conditions set forth in the Intercreditor Agreements.

ARTICLE 11

GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior secured basis, to each Holder and to the Trustee (on behalf of each such Holder) and its successors and assigns, that: (1) the principal of, premium, if any, and interest (including Additional Interest) on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee

hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 11.06.

(c) Each Guarantor also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, or any Holder in enforcing any rights under this Section 11.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee, or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(f) Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Guarantees, whether as a “voidable preference,” “fraudulent transfer,” “transaction at undervalue” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer, conveyance, preference or transaction at undervalue for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. federal, Canadian, provincial or state law or similar laws of any other jurisdiction to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance, fraudulent transfer, preference or transaction at undervalue under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 11.03 Execution and Delivery.

(a) To evidence its Guarantee set forth in Section 11.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b) Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(c) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

(e) If required by Section 4.15, the Issuer shall cause any newly created or acquired Subsidiary to comply with the provisions of Section 4.15 and this Article 11, to the extent applicable.

Section 11.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 11.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 11.06 Release of Guarantees.

(a) A Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under its Guarantee, this Indenture, the Collateral Documents and the Intercreditor Agreements will be released and discharged, upon:

(i) any sale, exchange or transfer (by merger or otherwise) of Capital Stock of such Subsidiary Guarantor following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Subsidiary Guarantor (other than by lease), which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture and all the obligations of such Subsidiary Guarantor in respect of all Indebtedness of the Issuer and the Guarantors terminate upon consummation of such transaction;

(ii) the release or discharge of the Guarantor from its guarantee of Indebtedness of the Issuer and the guarantees under the Credit Facilities (including by reason of the termination of all Credit Facilities), all other Indebtedness of the Issuer and the Restricted Subsidiaries and/or the guarantee which resulted in the Obligation of such Subsidiary Guarantor to guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to this Indenture (and treating any guarantees of such Guarantor that remain outstanding as Incurred at least 30 days prior to such release or discharge), except a discharge or release by or as a result of payment under such guarantee; provided that if such Subsidiary has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Guarantor under Section 4.09, such Subsidiary’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 4.09;

(iii) if such Subsidiary Guarantor is dissolved or liquidated in accordance with the provisions of this Indenture;

(iv) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture; or

(v) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option as described in Article 8 or the discharge of the Issuer’s obligations under this Indenture in accordance with Article 12.

(b) At the written request of the Issuer, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Guarantee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, and the Collateral shall be released from the Liens in favor of the Collateral Agent for the benefit of the Holders of the Notes, when:

(1) either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Facilities or any other material agreement or instrument to which the Issuer is a party or by which the Issuer or any Guarantor is bound;

(3) the Issuer has paid or caused to be paid all sums payable by it on the date of the deposit under this Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued hereunder at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 12.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the

Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium and Additional Interest, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuer has made any payment of principal of, premium or Additional Interest, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent, as the case may be.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Trust Indenture Act Controls.

If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the Trust Indenture Act, the provision required by the Trust Indenture Act shall control. Each Guarantor in addition to performing its obligations under its Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the Trust Indenture Act.

Section 13.02 Notices.

(a) Any notice or communication to the Issuer, any Guarantor, the Trustee or the Collateral Agent is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail, postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to the others’ address:

If to the Issuer and/or any Guarantor:

c/o Postmedia Network Inc.

1450 Don Mills Road

Don Mills, Ontario M3B 2X7

Fax No.: (416) 442-2135

Email: dlamb@canwest.com

Attention: Douglas Lamb, Chief Financial Officer

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Email: Robert.zuccaro@lw.com

Attention: Robert Zuccaro, Esq.

If to the Trustee:

Bank of New York Mellon

101 Barclay Street, 4 East

New York, NY 10286

Fax No.: (212) 815-5366

Email: erika.walker@bnymellon.com

Attention: Erika Walker/Global Trust Services Americas

If to the Collateral Agent:

BNY Trust Company of Canada

4 King Street West, Suite 1101

Toronto, ON, Canada M5H 1B6

Fax No.: (416) 360-4261

Email: george.bragg@bnymellon.com

Attention: George A. Bragg

The Issuer, any Guarantor, the Trustee or the Collateral Agent, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee or the Collateral Agent shall be deemed effective upon actual receipt thereof.

(c) Any notice or communication to a Holder shall be mailed by first-class mail or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g) If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03 Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee or the Collateral Agent to take any action under this Indenture, the Intercreditor Agreements or any of the Collateral Documents, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or the Collateral Agent:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be (which shall include the statements set forth in Section 13.05), stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be (which shall include the statements set forth in Section 13.05), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that (A) subject to Section 5.01(c), no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C and no Opinion of Counsel shall be required in connection with the supplemental indenture to this Indenture to be entered into by National Post following consummation of the Acquisition on the Issue Date, the form of which is attached as Exhibit D hereto and (B) no Opinion of Counsel pursuant to this section shall be required in connection with the issuance of Notes on the Issue Date.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder or interest holder (other than in its capacity as a Guarantor) of the Issuer or any of the Guarantors or any of their parent companies, as such, shall have any liability for any obligations of the Issuer or such Guarantor under the Notes, this Indenture, the Guarantees, the Collateral Documents or the Intercreditor Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the securities laws of the United States or Canada, and it is the view of the SEC that such a waiver is against public policy.

Section 13.08 Currency Indemnity and Calculation of US dollar denominated restrictions.

The US dollar is the sole currency of account and payment for all sums payable by the Issuer and the Guarantors under or in connection with the Notes and the Guarantees, including damages. Any amount received or recovered in a currency other than US dollars, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise, by any Holder or by the Trustee or the Collateral Agent, as the case may be, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge to the Issuer or the Guarantor, as applicable, to the extent of the US dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that US dollar amount so purchased is less than the US dollar amount expressed to be due to the recipient under any Note or any Guarantee or to the Trustee or the Collateral Agent, the Issuer and the Guarantors will indemnify the recipient under a Note or Guarantee or the Trustee or the Collateral Agent, as the case may be, on a joint and several basis against any loss sustained by such recipient or the Trustee or the Collateral Agent as a result. In any event, the Issuer and the Guarantors will indemnify the recipient or the Trustee or the Collateral Agent on a joint and several basis against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be sufficient for the Holder of a Note or the Trustee or the Collateral Agent to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of US dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of US dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee or the Collateral Agent (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note, any Guarantee or to the Trustee or the Collateral Agent.

Except as otherwise specifically set forth herein, for purposes of determining compliance with any US dollar-denominated restriction herein, the US dollar-equivalent amount for purposes hereof that is denominated in a non-US dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-US dollar amount is incurred or committed, as the case may be.

Section 13.09 Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.10 Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.11 Québec Interpretation.

For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction hereof may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible personal property” shall be deemed to include “corporeal property”, (d) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a resolutory clause, (e) all references to filing, registering or recording under the Personal Property Security Act or under applicable laws governing the recording or registration of liens or mortgages on real property shall be deemed to include publication under the Civil Code of Québec, (f) all references to “perfecting”, “perfection” of or “perfected” liens or security interests shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (g) an

“agent” shall be deemed to include a “mandatary”, (h) “joint and several” shall be deemed to include solidary, (i) “beneficial ownership” and similar expressions shall be deemed to include “ownership on behalf of another as mandatary”, (j) “priority” shall be deemed to include “prior claim” and (k) “survey” shall be deemed to include “certificate of location and plan”.

Section 13.12 Force Majeure.

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.13 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.14 Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.

Section 13.15 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.16 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.17 Qualification of Indenture.

The Issuer has agreed to qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and to pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuer any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

Section 13.18 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.19 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Collateral Agent are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as they may request in order for them to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 13.20 Payments Due on Non-Business Days.

If any Interest Payment Date would otherwise be a day that is not a Business Day, then the interest payment will be postponed to the next succeeding Business Day. If the maturity date of the Notes is a day that is not a Business Day, all payments to be made on such day will be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date. In either of such cases, no additional interest will be payable as a result of such delay in payment. For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid in respect of any Note or under this Indenture is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Indenture are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under any Note or under this Indenture.

Section 13.21 Consent to Jurisdiction and Service.

The Issuer and the Guarantors not organized in the United States will appoint CT Corporation System, as its agent for service of process in any suit, action or proceeding with respect to this Indenture or the Notes or the Guarantees and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York and will submit to such jurisdiction.

In relation to any legal action or proceedings arising out of or in connection with this Indenture, the Notes and the Guarantees, the Issuer and each Guarantor irrevocably submits to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America and the Issuer and each Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

Section 13.22 Collateral Agent Privileges, Powers and Immunities.

In the performance of its obligations, powers and rights hereunder, the Collateral Agent shall be entitled to the privileges, powers, protections and immunities afforded to it as Collateral Agent under the Collateral Documents. In addition and without limiting the foregoing, the Collateral Agent is entitled to the same privileges, powers, protections and immunities provided in favor of the Trustee hereunder in the performance of the obligations, powers and rights of the Collateral Agent under this Indenture and each provision hereunder conferring a privilege, power, protection or immunity to the Trustee shall be interpreted as equally applying to the Collateral Agent having regard to the context.

[Signatures on following page]

ISSUER

POSTMEDIA NETWORK INC.

By:	/s/ Paul Godfrey
	Title:	President and Chief Executive Officer
	Name:	Paul Godfrey

GUARANTOR

POSTMEDIA NETWORK CANADA CORP.

By:	/s/ Paul Godfrey
	Title:	President and Chief Executive Officer
	Name:	Paul Godfrey

Indenture

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Erika Walker
	Name:	Erika Walker
	Title:	Vice President

BNY TRUST COMPANY OF CANADA, as Collateral Agent

By:	/s/ Pamela Lively
	Name:	Pamela Lively
	Title:	Authorized Signatory

Indenture

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND

ADDITIONAL NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period”, with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Transfer Restricted Note” means any Note bearing the Restricted Notes Legend.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

(b) Other Definitions.

Term:	Defined in Section:
“Additional Restricted Notes”	2.1	(a)

“Agent Members”	2.1	(c)
“Definitive Notes”	2.1	(d)
“Definitive Notes Legend”	2.3	(e)
“Exchange Global Note”	2.1	(b)
“Global Note”	2.1	(b)
“Global Notes Legend”	2.3	(e)
“IAI Global Note”	2.1	(b)
“IAI” Notes”	2.1	(a)
“OID Notes Legend”	2.3	(e)
“Regulation S Global Note”	2.1	(b)
“Regulation S Notes”	2.1	(a)
“Restricted Notes Legend”	2.3	(e)
“Rule 144A Notes”	2.1	(a)
“Rule 144A Global Note”	2.1	(b)

Section 2.1 Form and Dating

(a) The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the Initial Purchasers and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S (“Regulation S Notes”). Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501 (“IAI Notes”).

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered from 144A-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered from Reg S-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered from IAI-1 upward (collectively, the “IAI Global Note”) shall also be issued on the Issue Date, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note or any other Note without a Restricted Notes Legend until the expiration of the Distribution Compliance Period. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes;” provided that the term “Global Note” when used in Sections 2.1(c), 2.3(f), 2.3(g)(i), 2.3(g)(ii) and 2.4 shall also include any Exchange Notes issued in global form. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.3(c) below.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 and pursuant to an order of the Issuer signed by one Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes (“Definitive Notes”).

Section 2.2 Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer of the Issuer (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of US$275,000,000, (b) subject to the terms of this Indenture, Additional Notes, (c) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture and (d) Exchange Notes for issue only in an exchange offer pursuant to the Registration Rights Agreement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes, Exchange Notes or other Unrestricted Global Notes.

Section 2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or

(C) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Initial Note) and (y) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the applicable legends set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) (A) certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to a QIB in accordance with Rule 144A, (2) to an IAI that has furnished to the Trustee a signed letter substantially in the form of Exhibit B or (3) outside the United States of America in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or (B) such other certification and Opinion of Counsel as the Issuer shall require; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note or the IAI Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse side of the Initial Note from the transferor to the effect that such transfer is being made in accordance with Regulation S, Rule 144 (if available) under the Securities Act, or another applicable exemption from registration under the Securities Act and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream. In the case of a transfer of a beneficial interest in either the Regulation S Global Note (to the extent provided in Section 2.3(d)) or the Rule 144A Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 prior to the consummation of an exchange offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(v) Neither the Trustee nor the Registrar shall have any responsibilities with respect to the transfer of beneficial interests within one Global Note.

(d) Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, (1) the Regulation S Global Note shall be a temporary global security for purposes of Rules 903 and 904 under the Securities Act, whether or not designated as such on the face of such Note, and (2) interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Issuer, (2) so long as such Note is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or another available exemption, (5) to an IAI purchasing for its own account, or for the account of an IAI, in a minimum principal amount of Notes of US$250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States of America. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note or the IAI Global Note shall be made only in accordance with the Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Initial Note to the effect that such transfer is being made to (1) a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or (2) an IAI purchasing for its own account, or for the account of such an IAI, in a minimum principal amount of the Notes of US$250,000. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. In the case of a transfer of a beneficial interest in the Regulation S Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii) Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(iii) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in a permanent Regulation S Global Note that is an Unrestricted Global Note upon certification in the form provided on the reverse side of the Initial Note to the effect that such beneficial interests are owned either by non-U.S. persons or by U.S. persons who purchased those interests pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act. If no such Regulation S Global Note that is an Unrestricted Global Note is then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(e) Legends.

(i) Except as permitted by this Section 2.3(e), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT

SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR][IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WERE THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO HOLDINGS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF US$250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO

INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THIS INDENTURE REFERRED TO ON THE REVERSE HEREOF.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED

TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

Each Note issued with original issue discount will also bear the following additional legend (“OID Notes Legend”):

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: POSTMEDIA NETWORK INC., ATTENTION: DOUGLAS LAMB, 1450 DON MILLS ROAD, DON MILLS, ONTARIO M3B 2X7, TELEPHONE NUMBER: (416) 383-3300.

Each Regulation S Global Note issued prior to the Expiration of the Distribution Compliance Period shall bear the following additional legend (“Regulation S Legend”):

THIS SECURITY IS A TEMPORARY GLOBAL SECURITY. PRIOR TO THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR CERTIFICATED NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

Each Regulation S Global Note (and all certificates issued in exchange therefor or in substitution thereof) shall bear the following additional legend in accordance with applicable Canadian securities laws:

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATTER OF (I) JULY 13, 2010 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

(ii) Subject to Section 2.3(e)(vii), upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Initial Note).

(iii) After a transfer of any Initial Notes or Additional Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Additional Notes, as the case may be, all requirements pertaining to the Restricted Notes Legend on such Initial Notes or Additional Notes shall cease to apply and the requirements that any such Initial Notes or Additional Notes be issued in global form shall continue to apply.

(iv) Upon the consummation of an exchange offer with respect to the Initial Notes or Additional Notes pursuant to which Holders of such Initial Notes or Additional Notes are offered Exchange Notes in exchange for their Initial Notes or Additional Notes, all requirements pertaining to Initial Notes or Additional Notes that Initial Notes or Additional Notes be issued in global form shall continue to apply, and Exchange Notes in global form without the Restricted Notes Legend shall be available to Holders that exchange such Initial Notes or Additional Notes in such exchange offer.

(v) Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note or Additional Note acquired pursuant to Regulation S, all requirements that such Initial Note or Additional Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note or Additional Note be issued in global form shall continue to apply.

(vi) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(vii) Notwithstanding anything else to the contrary in this Appendix A, the one-year resale restriction period set forth in the Restricted Notes Legend may be extended, in the Issuer’s discretion, in the event of one or more issuances of Additional Notes pursuant to Section 2.01 of this Indenture. The Restricted Notes Legend (including the restrictions on resale specified thereon) may be removed solely in the Issuer’s discretion and at the Issuer’s direction.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion and subject to the procedures of the Depositary, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture; provided that in no event shall the Regulation S Global Note be exchanged by the Issuer for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Issuer or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT A

[FORM OF FACE OF NOTE]

[INSERT IN TRANSFER RESTRICTED NOTE: THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR][IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WERE THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO HOLDINGS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF US$250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

[INSERT IN GLOBAL NOTE: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A

NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.]

[INSERT IN DEFINITIVE NOTES: IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

[IF APPLICABLE FOR ANY NOTE: THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: POSTMEDIA NETWORK INC., ATTENTION: DOUGLAS LAMB, 1450 DON MILLS ROAD, DON MILLS, ONTARIO M3B 2X7, TELEPHONE NUMBER: (416) 383-3300.]

[INSERT IN TEMPORARY REGULATION S GLOBAL NOTE: THIS SECURITY IS A TEMPORARY GLOBAL SECURITY. PRIOR TO THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR CERTIFICATED NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.]

[INSERT IN REGULATION S GLOBAL NOTE: UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATTER OF (I) JULY 13, 2010 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.]

CUSIP [            ]

ISIN [            ]1

[RULE 144A][REGULATION S][IAI][GLOBAL] NOTE

12.50% Senior Secured Notes due 2018

No. [144A-][RegS-][IAI-][R-]	US$____________ [,as revised by the Schedule of Exchanges of Interests in the Global Note attached hereto][2]

POSTMEDIA NETWORK INC.

promises to pay to [CEDE & CO.]2 or registered assigns, the principal sum of US$             (             United States Dollars)[, as revised by the Schedule of Exchanges of Interests in the Global Note attached hereto]2 on July 15, 2018.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Reference is made to further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[1]	Rule 144A Note CUSIP: 737524AA6

Rule 144A Note ISIN: US737524AA69

Regulation S Note CUSIP: C74092AA2

Regulation S Note ISIN: USC74092AA29

IAI Note CUSIP: 737524AB4

IAI Note ISIN: US737524AB43

Registered CUSIP: 737524AC2

Registered ISIN: US737524AC26

[2]	Insert in Global Notes

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

POSTMEDIA NETWORK INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated:

[Form of Reverse Side of Note]

12.50% Senior Secured Notes due 2018

Postmedia Network Inc.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Postmedia Network Inc., a corporation incorporated under the Canada Business Corporations Act (the “Issuer”), promises to pay interest on the principal amount of this Note at 12.50% per annum from and including July 13, 2010 until maturity. The Issuer shall pay interest semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (except to the extent provided in Section 13.20 of the Indenture) (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of original issuance; provided that the first Interest Payment Date shall be January 15, 2011. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments or interest, including Additional Interest, at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest shall accrue (in addition to the interest rate equal to the then applicable interest rate on the Notes) from and including the date on which an Event of Default under Sections 6.01(a)(2), 6.01(a)(8) or 6.01(a)(9) shall occur to but excluding the date on which such Event of Default shall have been cured, at a rate per annum equal to 1.0% of the principal amount of the Notes.

2. METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal of, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least ten days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE; GUARANTEES. The Issuer issued the Notes under an Indenture, dated as of July 13, 2010 (the “Indenture”), among Postmedia Network Inc., the Guarantors named therein, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of Notes of the Issuer designated as its 12.50% Senior Secured Notes due 2018. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01, 4.09 and 4.12 of the Indenture. The Notes include (i)

US$275,000,000 principal amount of the Initial Notes, (ii) if and when issued in accordance with the Indenture, Additional Notes and (iii) if and when issued, the Exchange Notes that may be issued from time to time under the Indenture in exchange for Initial Notes or Additional Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement. The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of the Indenture and the Collateral Documents. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. This Note is guaranteed by the Guarantors as set forth in the Indenture.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees, the Notes, the Collateral Documents and the Intercreditor Agreements may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee, the Collateral Agent and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. SECURITY. The Notes shall be secured by second-priority and third-priority Liens and security interests in the Collateral, in each case subject to Permitted Liens, on the terms and conditions set forth in the Indenture, the Collateral Documents and the Intercreditor Agreements. The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents and the Intercreditor Agreements.

12. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

13. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

[13. REGISTRATION RIGHTS. The Holder of this Note is entitled to the benefits of the Registration Rights Agreement dated [            ], among the Issuer, the Guarantors party thereto and the Initial Purchasers named therein (the “Registration Rights Agreement”). In the event of a Registration Default (as defined in the Registration Rights Agreement), the Holder shall be entitled to Additional Interest as specified in the Registration Rights Agreement until the Registration Default is cured.]1

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

c/o Postmedia Network Inc.

1450 Don Mills Road

Don Mills, Ontario M3B 2X7

Fax No.: (416) 442-2135

Email: dlamb@canwest.com

Attention: Douglas Lamb

[1]	For Initial Notes and Additional Notes (if applicable) only.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: ____________________________________________________________________

                                                                      (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ___________________________________________________________________________________

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to US$             principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and in an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable holding period referred to in Rule 144 under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States of America to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	outside the United States of America in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933 (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to another available exemption from registration under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (4), (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature
Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

TO BE COMPLETED IF THE HOLDER REQUESTS AN EXCHANGE PURSUANT TO

SECTION 2.3(d)(iii) OF APPENDIX A TO THE INDENTURE

The undersigned represents and warrants that either:

☐	the undersigned is a non-U.S. person (within the meaning of Regulation S under the Securities Act of 1933); or

☐	the undersigned is a U.S. person (within the meaning of Regulation S under the Securities Act of 1933) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to the registration requirements under the Securities Act.

Dated:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10             [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

US$	(integral multiples of US$1,000,
provided that the unpurchased portion
must be in a minimum principal amount
of US$2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is US$            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

Postmedia Network Inc.

1450 Don Mills Road

Don Mills, Ontario M3B 2X7

Fax No.: (416) 442-2135

Email: dlamb@canwest.com

Attention:   Douglas Lamb

                    Chief Financial Officer

The Bank of New York Mellon

101 Barclay Street, 4 East

New York, NY 10286

Fax No.: (212) 815-5366

Email: erika.walker@bnymellon.com

Attention: Erika Walker/Global Trust Services Americas

Ladies and Gentlemen:

This certificate is delivered to request a transfer of US$[            ] principal amount of the 12.50% Senior Secured Notes due 2018 (the “Notes”) of Postmedia Network Inc. (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least US$250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue of such Notes, the original issue date of the issuance of any Additional Notes issued under the Indenture and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer, (b) pursuant to a registration

B-1

statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States of America within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of US$250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (c), (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:                                         ,

by:

B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [            ] [__], 20[__], among              (the “Guaranteeing Subsidiary”), a subsidiary of Postmedia Network Inc., a corporation incorporated under the Canada Business Corporations Act (the “Issuer”), and The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as collateral agent.

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 13, 2010, providing for the issuance of an unlimited aggregate principal amount of 12.50% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 11 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY, THE COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

BNY TRUST COMPANY OF CANADA, as Collateral Agent

By:
Name:
Title:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY NATIONAL POST INC.

Supplemental Indenture (this “Supplemental Indenture”), dated as of July 13, 2010, among National Post Inc. (the “Guaranteeing Subsidiary”), a corporation incorporated under the Canada Business Corporations Act and a subsidiary of Postmedia Network Inc., a corporation incorporated under the Canada Business Corporations Act (the “Issuer”) and The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as collateral agent.

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 13, 2010, providing for the issuance of an unlimited aggregate principal amount of 12.50% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 11 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

D-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

NATIONAL POST INC., as Guaranteeing Subsidiary

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

BNY TRUST COMPANY OF CANADA, as Collateral Agent

By:
Name:
Title:

D-2